The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant To Rule 424(b)(5)
Registration Statement No. 333-163113
SUBJECT TO COMPLETION, DATED DECEMBER 14, 2010

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated April 1, 2010)

          Shares
% Series A Cumulative Redeemable Perpetual Preferred Stock
(Liquidation Preference $25 Per Share)

We are offering           shares of our     % Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, which we refer to as our Series A Preferred Stock. This is our original issuance of our Series A Preferred Stock, and we have no other preferred stock outstanding as of the date hereof.

Dividends on our Series A Preferred Stock will be cumulative from the date of original issue and payable quarterly in arrears on or about the 1st day of each March, June, September and December, at the rate of     % per annum of its liquidation preference, which is equivalent to $      per annum per share. The first dividend on our Series A Preferred Stock sold in this offering is payable on March 1, 2011 (in the amount of $      per share).

Upon the occurrence of a “fundamental change,” you will have the right to convert some or all of your shares of Series A Preferred Stock into a number of shares of our common stock per $25.00 liquidation preference (inclusive of accrued and unpaid dividends) equal to the quotient of such liquidation preference plus an amount equal to accrued and unpaid dividends to, but not including, the fundamental change conversion date, divided by the market price of our common stock, par value $0.01 per share, which we refer to as our common stock.

Except in instances relating to preservation of our qualification as a real estate investment trust, or REIT, or in connection with a fundamental change, our Series A Preferred Stock is not redeemable prior to December   , 2015. On and after December   , 2015, we may, at our option, redeem our Series A Preferred Stock in whole, at any time, or in part, from time to time, for cash at a redemption price of $25 per share, plus any accrued and unpaid dividends (whether or not earned or declared) to, but not including, the date of redemption. Upon the occurrence of a fundamental change, we will have the option to redeem our Series A Preferred Stock, in whole but not in part, within 90 days after the first date on which such fundamental change has occurred for cash at $25 per share, plus accrued and unpaid dividends (whether or not earned or declared) to, but not including, the redemption date. If we exercise our redemption right in connection with a fundamental change, you will not have the conversion right described in the previous paragraph. Our Series A Preferred Stock has no maturity date and will remain outstanding indefinitely unless converted by you or redeemed by us, and it is not subject to any sinking fund or mandatory redemption.

No market currently exists for our Series A Preferred Stock. We intend to apply to list our Series A Preferred Stock on the New York Stock Exchange, or the NYSE, under the symbol “CSAPrA.” If the application is approved, trading of our Series A Preferred Stock on the NYSE is expected to begin within 30 days following initial delivery of our Series A Preferred Stock.

There are restrictions on ownership of our Series A Preferred Stock intended to preserve our qualification as a REIT. See “Description of Common Stock — Restrictions on Ownership and Transfer” and “Description of Preferred Stock — Restrictions on Ownership” in the accompanying prospectus. In addition, except under limited circumstances as described in this prospectus supplement, holders of our Series A Preferred Stock generally do not have any voting rights.

Investing in our Series A Preferred Stock involves risks. Before buying any of these shares you should carefully read the discussion of material risks of investing in our Series A Preferred Stock in “Risk Factors” beginning on page S-6 of this prospectus supplement, in “Item 1A. Risk Factors” beginning on page 40 of our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 and in “Item 1A. Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to Us (before expenses)	$	$

We have granted the underwriters the option to purchase up to           additional shares of Series A Preferred Stock on the same terms and conditions set forth above within 30 days of the date of this prospectus supplement.

The underwriters expect to deliver the shares in book-entry form through The Depository Trust Company on or about December   , 2010.

Citi	Jefferies	KeyBanc Capital Markets

Raymond James	BB&T Capital Markets

December   , 2010

Prospectus Supplement

-i-

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated herein and therein by reference. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the Securities and Exchange Commission, or SEC, that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing.

You should read this document together with additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering and the accompanying prospectus, is accurate only as of its date or the date which is specified in those documents.

References in this prospectus supplement to “Cogdell,” “the Company,” “we,” “us,” “our” or “our company” are to Cogdell Spencer Inc. and its subsidiaries, including Cogdell Spencer LP, which we refer to as our “operating partnership”, and references to “Erdman” refer to Erdman Company and MEA Holdings, Inc., the parent company of Erdman Company. The term “you” refers to a prospective investor.

PROSPECTUS SUPPLEMENT SUMMARY

This summary description of us and our business highlights selected information about us contained elsewhere in this prospectus supplement or the accompanying prospectus or the documents incorporated by reference herein or therein. This summary may not contain all of the information about us that you should consider before buying securities in this offering. You should carefully read this entire prospectus supplement, the accompanying prospectus, including each of the documents incorporated herein and therein by reference, and any free writing prospectus that we have authorized for use in connection with this offering before making an investment decision.

Overview

We are a fully-integrated, self-administered, and self-managed REIT that invests in specialty office buildings for the medical profession, including medical offices and ambulatory surgery and diagnostic centers. We focus on the ownership, delivery, acquisition, and management of strategically located medical office buildings and other healthcare related facilities in the United States of America. We have been built around understanding and addressing the specialized real estate needs of the healthcare industry and we provide services from strategic planning to long-term property ownership and management. Integrated delivery service offerings include strategic planning, design, construction, development and project management services for our properties and for third parties.

As of September 30, 2010, our portfolio consisted of 113 properties totaling approximately 5.9 million square feet. Our portfolio was comprised of the following at September 30, 2010:

•	65 consolidated wholly-owned and joint venture properties, comprising a total of approximately 3.6 million net rentable square feet, 91.4% leased;

•	One wholly-owned property in the lease-up phase, comprising approximately 0.1 million net rentable square feet, 75% leased and income producing with the remaining 25% leased and under construction for a third quarter 2011 scheduled date of occupancy;

•	Three unconsolidated joint venture properties comprising a total of approximately 0.2 million net rentable square feet; and

•	44 properties managed for third party clients comprising a total of approximately 2.0 million net rentable square feet.

At September 30, 2010, approximately 77.4% of the net rentable square feet of our wholly-owned properties were situated on hospital campuses. As such, we believe that our assets occupy a premier franchise location in relation to local hospitals, providing our properties with a distinct competitive advantage over alternative medical office space in an area. We believe that our property locations and relationships with hospitals will allow us to capitalize on the increasing healthcare trend of outpatient procedures.

Corporate Information

Our principal corporate offices are located at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209-4670, our website address is www.cogdell.com and our telephone number is (704) 940-2900. The information included in, or otherwise accessible through, our website is not incorporated into and is not considered to be a part of this prospectus supplement or the accompanying prospectus. Substantially all of our business is conducted through Cogdell Spencer LP, our operating partnership, and our primary assets are our indirect general partner and indirect limited partner interests in Cogdell Spencer LP.

The Offering

Issuer	Cogdell Spencer Inc., a Maryland corporation

Securities Offered	Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share. We have granted the underwriters an option to purchase up to an additional shares of Series A Preferred Stock.

Dividends	Dividends on our Series A Preferred Stock will be cumulative from the date of original issue and are payable quarterly in arrears on or about the 1st day of each March, June, September and December, commencing on March 1, 2011, at the rate of % per annum of its liquidation preference, or $ per annum per share. The first dividend on our Series A Preferred Stock sold in this offering is payable on March 1, 2011 (in the amount of $ per share).

Liquidation Preference	If we liquidate, dissolve or windup, holders of our Series A Preferred Stock will have the right to receive $25 per share, plus an amount per share equal to accrued and unpaid dividends (whether or not earned or declared) to, but not including, the date of payment, before any payments are made to holders of our common stock or other junior securities.

Maturity	Our Series A Preferred Stock has no maturity date and we are not required to redeem our Series A Preferred Stock. Accordingly, our Series A Preferred Stock will remain outstanding indefinitely, unless converted by you in connection with a fundamental change or redeemed by us. We are not required to set aside funds to redeem our Series A Preferred Stock.

Ranking	Our Series A Preferred Stock will rank senior to our common stock and any other junior shares that we may issue in the future, on parity with any other parity shares that we may issue in the future, and junior to all of our existing and future indebtedness, in each case with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up.

Conversion	Upon the occurrence of a “fundamental change,” you will have the right to convert some or all of your shares of Series A Preferred Stock into a number of shares of our common stock equal to the quotient of the $25.00 per share Series A Preferred Stock liquidation preference plus an amount equal to accrued and unpaid dividends (whether or not earned or declared) to, but not including, the “fundamental change conversion date,” divided by the “market price of our common stock.” If we exercise our fundamental change optional redemption right in connection with a fundamental change, you will not have any fundamental change conversion right so long as we pay the applicable fundamental change redemption price on the fundamental change redemption date in accordance with the terms of our charter. To see how we define “fundamental change,” “fundamental change conversion date” and “market price of our common stock,” see “Description of Our Series A Preferred Stock — Conversion Rights.”

Optional Redemption	Except in instances relating to preservation of our qualification as a REIT or in connection with our right to redeem upon the exercise of a fundamental change conversion right by a holder described above or in connection with our fundamental change optional redemption right described below, our Series A Preferred Stock is not redeemable prior to December , 2015. On and after December , 2015, we may, at our option, redeem our Series A Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25 per share, plus any accrued and unpaid dividends (whether or not earned or declared) to, but not including, the date of redemption.

Fundamental Change Optional Redemption	Upon the occurrence of a fundamental change, in addition to our right to redeem some or all of the shares of our Series A Preferred Stock upon the exercise by a holder of its fundamental change conversion right, we will have the option to redeem our Series A Preferred Stock, in whole but not in part, within 90 days after the first date on which such fundamental change has occurred for cash at $25 per share, plus accrued and unpaid dividends (whether or not earned or declared) to, but not including, the redemption date.

Voting Rights	Holders of our Series A Preferred Stock will generally have no voting rights. However, if dividends on our Series A Preferred Stock are in arrears for six quarterly dividend periods (whether or not consecutive), the holders of our Series A Preferred Stock (voting separately as a class with the holders of any other series of parity shares upon which like voting rights have been conferred and are exercisable) will have the right to elect two members to serve on our Board of Directors until we pay (or declare and set aside for payment) all dividends that are then in arrears. In addition, certain changes that would be material and adverse to the rights of holders of our Series A Preferred Stock cannot be made without the affirmative vote of holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting as a single class.

Information Rights	During any period in which we are not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and any Series A Preferred Stock is outstanding, we will (1) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than exhibits that would have been required) and (2) promptly, upon request, supply copies of such reports to any prospective holder of Series A Preferred Stock. We will mail (or otherwise provide) the information to the holders of Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act.

Listing	We intend to apply to list our Series A Preferred Stock on the NYSE under the symbol “CSAPrA.” We expect trading of the shares of Series A Preferred Stock on the NYSE, if listing is approved, to commence within 30 days after the date of the initial delivery of the shares.

Use of Proceeds	We will contribute the net proceeds from this offering to our operating partnership in exchange for operating partnership units. Our operating partnership intends to (1) contribute all or a portion of the net proceeds to Erdman to repay its senior secured term loan, and (2) use the remaining net proceeds, if any, for working capital purposes.

Restrictions on Ownership	Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with the requirements for qualification as a REIT. Among other things, upon completion of this offering, our charter will provide that, subject to certain exceptions, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Internal Revenue Code of 1986, as amended, or the Code, more than 7.75% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our Series A Preferred Stock. See “Description of Our Series A Preferred Stock — Restrictions on Ownership” in this prospectus supplement, and “Description of Common Stock — Restrictions on Ownership and Transfer” and “Description of Preferred Stock — Restrictions on Ownership” in the accompanying prospectus.

Notwithstanding any other provision of our Series A Preferred Stock, no holder of shares of our Series A Preferred Stock will be entitled to convert such Series A Preferred Stock for shares of our common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to exceed the common stock ownership or the aggregate stock ownership limit contained in our charter, subject to exceptions for persons subject to Excepted Holder Ownership Limits as defined in our charter.

Settlement Date	Delivery of the shares of Series A Preferred Stock will be made against payment therefor on or about December , 2010.

Form	Our Series A Preferred Stock will be maintained in book-entry form registered in the name of the nominee of The Depository Trust Company, except in limited circumstances.

Risk Factors	Investing in our Series A Preferred Stock involves a high degree of risk and the purchasers of our Series A Preferred Stock may lose their entire investment. See “Risk Factors” on page S-6 and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our Series A Preferred Stock.

RISK FACTORS

Investing in our Series A Preferred Stock will provide you with an equity ownership in our company. As one of our stockholders, you will be subject to risks inherent in our business. The trading price of our Series A Preferred Stock will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as the risk factors included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 and our Annual Report on Form 10-K for the year ended December 31, 2009 (which are each incorporated by reference into this prospectus supplement) before deciding to invest in our Series A Preferred Stock. This prospectus supplement, the accompanying prospectus and the documents we incorporate by reference herein and therein also contain, and any free writing prospectus that we have authorized for use in connection with this offering may also contain, forward-looking statements that involve risks and uncertainties.

Our Series A Preferred Stock is subordinate to our debt, and your interests could be diluted by the issuance of additional preferred stock, including additional Series A Preferred Stock, and by other transactions.

Our Series A Preferred Stock is subordinate to all of our existing and future debt. As described below, our existing debt restricts, and our future debt may include restrictions on, our ability to pay dividends to preferred stockholders. Our charter currently authorizes the issuance of up to 50,000,000 shares of preferred stock in one or more series. The issuance of additional preferred stock on parity with or senior to our Series A Preferred Stock would dilute the interests of the holders of our Series A Preferred Stock, and any issuance of preferred stock senior to our Series A Preferred Stock or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on our Series A Preferred Stock. Other than the increase in the dividend that may occur in circumstances described under “Description of Our Series A Preferred Stock — Dividends” below, none of the provisions relating to our Series A Preferred Stock contain any provisions affording the holders of our Series A Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of our Series A Preferred Stock, so long as (and subject to exception) the voting powers, rights or preferences of the holders of our Series A Preferred Stock are not materially and adversely affected.

We have significant outstanding indebtedness that exposes us to the risk of default under our debt obligations, which could adversely impact our ability to meet our obligations under our Series A Preferred Stock.

As of September 30, 2010, we had approximately $411.7 million of outstanding consolidated indebtedness, or approximately $361.7 million after giving effect to the repayment in full of Erdman’s senior secured term loan, assuming no additional borrowings under our secured revolving credit facility are required to repay Erdman’s senior secured term loan. We may incur additional debt for various purposes, including, without limitation, to fund future acquisitions, development activities and operational needs. Our outstanding indebtedness, and the limitations imposed on us by our debt agreements, could have significant adverse consequences, including making it more difficult for us to satisfy our obligations with respect to our Series A Preferred Stock, including paying quarterly dividends.

Our outstanding debt obligations prohibit us from redeeming the Series A Preferred Stock and restrict our ability to pay dividends on the Series A Preferred Stock.

We and our subsidiaries, including our operating partnership, are, and may in the future become, parties to agreements and instruments, which, among other things, restrict or prevent the payment of dividends on or the redemption of our classes and series of capital stock. Our secured revolving credit facility, which matures in March 2011, prohibits us from redeeming or otherwise repurchasing any shares of our stock, including the Series A Preferred Stock, during the term of the secured revolving credit facility. The secured revolving credit facility provides for a one-time right to a one-year extension at our option conditioned upon the lenders under our secured revolving credit facility being satisfied with our financial condition and liquidity, and taking into consideration any payment, extension or refinancing of Erdman’s senior secured term loan. Additionally, under the terms of our secured revolving credit facility, we are required to satisfy certain financial covenants, including among others, a maximum total leverage ratio (70%), maximum real estate leverage ratio (70%), minimum fixed charge coverage ratio (1.50 to 1.00), maximum total debt to real estate value ratio (90%) and minimum consolidated tangible net worth ($45 million plus 85% of the net proceeds of equity issuances issued after the closing date (March 10, 2008)). We are permitted to make distributions to our stockholders of up to 95% of our funds from operations of our capital stock, including the Series A Preferred Stock, provided that no event of default under our secured revolving credit facility exists. If an event of default exists, we may only make distributions sufficient to maintain our qualification as a REIT. However, we may not make any distributions if an event of default resulting from an institution of insolvency proceedings or bankruptcy exists, or if our obligations under our secured revolving credit facility are accelerated. Our inability to meet the various financial and operating covenants contained in our debt instruments, including those discussed above, could result in us being limited in the amount of dividends we would be permitted to pay on our Series A Preferred Stock.

As a holder of Series A Preferred Stock you have extremely limited voting rights.

Your voting rights as a holder of Series A Preferred Stock will be extremely limited. Our common stock is the only class carrying full voting rights. Voting rights for holders of Series A Preferred Stock exist primarily with respect to the ability to appoint additional directors to our Board of Directors in the event that six quarterly dividends (whether or not consecutive) payable on our Series A Preferred Stock are in arrears, and with respect to voting on amendments to our charter or our Series A Preferred Stock Articles Supplementary that materially and adversely affect the voting powers, rights or preferences of Series A Preferred Stock holders or authorize or create additional classes or series of preferred stock that are senior to our Series A Preferred Stock. See “Description of Our Series A Preferred Stock — Voting Rights” below. Other than the limited circumstances described in this prospectus supplement, holders of Series A Preferred Stock will not have voting rights.

There is no established trading market for our Series A Preferred Stock and its market value could be materially adversely affected by various factors.

Our Series A Preferred Stock is a new issue of securities with no established trading market. We intend to apply to list our Series A Preferred Stock on the NYSE, but there can be no assurance that the NYSE will accept the shares for listing. Even if the shares of Series A Preferred Stock were to be listed, an active trading market on the NYSE for our Series A Preferred Stock may not develop or, if it does develop, may not last, in which case the trading price of our Series A Preferred Stock could be adversely affected. If an active trading market does develop on the NYSE, our Series A Preferred Stock may trade at prices lower than the initial offering price. The trading price of our Series A Preferred Stock would depend on many factors, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

We have been advised by the underwriters that they intend to make a market in our Series A Preferred Stock, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends on our Series A Preferred Stock is limited by the laws of Maryland. Under applicable Maryland law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we may not make a distribution on our Series A Preferred Stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any series of preferred stock then outstanding, if any, with preferences senior to those of our Series A Preferred Stock.

We may incur additional impairment charges on goodwill or other intangible assets.

Because we have grown in part through acquisitions, goodwill and other acquired intangible assets represent a significant portion of our assets. We perform an annual impairment review on our goodwill and other intangible assets in the fourth quarter of every fiscal year. In addition, we perform an impairment review whenever events or changes in circumstances indicate that the carrying value of goodwill or other intangible assets may exceed the fair value of such assets. Such reviews resulted in pre-tax, non-cash impairment charges of $120.9 million (resulting in an after-tax impairment charge of $101.7 million) as of March 31, 2009 and $13.6 million (resulting in an after-tax impairment charge of $10.8 million) as of June 30, 2010 related to our Design-Build and Development business segment.

We will perform an annual impairment review of goodwill and other intangible assets as of December 31, 2010 and may record additional pre-tax, non-cash impairment charges in relation to that review. Although such charges would not affect our funds available for distribution, they would reduce our net income and such reduction may be material. Moreover, there is no assurance that adverse economic conditions will not result in future impairments of our goodwill and other intangible assets.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

When used in prospectus supplement, the accompanying prospectus, the documents incorporated herein and therein by reference, and any free writing prospectus that we have authorized for use in connection with this offering, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “intends,” “may,” “might,” “will,” “could,” “expects” and similar expressions are intended to identify forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and in Section 21E of the Exchange Act. Actual results may differ materially due to uncertainties including:

•	our business strategy;

•	our ability to comply with financial covenants in our debt instruments;

•	our access to capital;

•	our ability to obtain future financing arrangements, including refinancing existing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	our ability to renew our ground leases;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs and individuals);

•	increases in costs of borrowing as a result of changes in interest rates and other factors;

•	our ability to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

•	changes in the reimbursement available to our tenants by government or private payors;

•	our tenants’ ability to make rent payments;

•	defaults by tenants and customers;

•	access to financing by customers;

•	delays in project starts and cancellations by customers;

•	our ability to convert design-build project opportunities into new engagements for us;

•	market trends; and

•	projected capital expenditures.

Forward-looking statements are based on estimates as of the date they are made. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances, unless required by law.

The risks included above are not exhaustive. Other sections of this prospectus supplement, the accompanying prospectus and certain of the documents incorporated by reference herein and therein include additional factors that could adversely affect our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for management to predict all such risks, nor can it assess the impact of all such risks on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $      million after deducting underwriting discounts and commissions and estimated offering expenses payable by us of approximately $      (or approximately $      million if the underwriters exercise in full their option to purchase additional shares of Series A Preferred Stock). We will contribute the net proceeds from this offering to our operating partnership in exchange for operating partnership units. Our operating partnership intends to (1) contribute all or a portion of the net proceeds to Erdman to repay its senior secured term loan, and (2) use the remaining net proceeds, if any, for working capital purposes. As of December 10, 2010, the interest rate, inclusive of the variable to fixed interest rate swap agreement, on the borrowings under Erdman’s senior secured term loan was 7.32%. Erdman’s senior secured term loan matures on March 10, 2011. Erdman’s senior secured term loan is subject to a one-time right to a one-year extension at our option. Affiliates of some of the underwriters of this offering are, and some prospective members of the underwriting syndicate may be, lenders under Erdman’s senior secured term loan and may therefore receive some of the net proceeds of this offering. To see the specific affiliations of the underwriters, see “Underwriting” below.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

Company
Nine
	Months												Predecessor
	Ended										November 1, 2005-		January 1, 2005-
	September 30, 2010		2009		2008		2007		2006		December 31, 2005		October 31, 2005

Ratio of earnings to combined fixed charges and preferred stock dividends		*		*		*		*		*		*	1.5x

*	Earnings (as defined below) were insufficient to cover fixed charges (as defined below) by $18,103,000 for the nine months ended September 30, 2010, and $124,949,000, $9,330,000, $9,561,000, and $14,544,000 for the years ended December 31, 2009, 2008, 2007, and 2006, respectively and $11,720,000 for the period from November 1, 2005 through December 31, 2005, in the case of the Company.

We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by fixed charges. The Company and its Predecessor did not have any preferred stock outstanding for any of the periods presented, and therefore there were no preferred dividends included in our calculation of ratios of earnings to combined fixed charges and preferred stock dividends for these periods. Earnings have been calculated by adding fixed charges to income before provision for income taxes. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rental expense deemed to be the equivalent of interest.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2010:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of the shares of Series A Preferred Stock offered by us at a public offering price of $ per share, less underwriting discounts and commissions and estimated offering expenses payable by us, and the application of these proceeds as set forth in the “Use of Proceeds” section of this prospectus supplement.

The information set forth below should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	September 30, 2010
	Actual	As Adjusted(1)
	(In thousands, except per share amounts)

Cash and cash equivalents	$16,028
Restricted cash	11,649

Total cash	27,677

Debt:
Mortgage notes payable	296,701	296,701
Revolving credit facility	65,000	65,000
Term loan	50,000

Total debt	411,701
Equity:
Preferred stock, $0.01 par value per share; 50,000 shares authorized, none issued or outstanding, actual; shares of Series A Preferred Stock issued and outstanding, as adjusted		—
Common stock, $0.01 par value per share; 200,000 shares authorized, 50,709 shares issued and outstanding	507	507
Additional paid-in capital	419,439
Accumulated other comprehensive loss	(6,011)	(6,011)
Accumulated deficit	(189,219)	(189,219)

Total Cogdell Spencer Inc. stockholders’ equity	224,716
Noncontrolling interests:
Real estate partnerships	5,660	5,660
Operating partnership	33,238	33,238

Total noncontrolling interests	38,898	38,898

Total capitalization	675,315

(1)	Assumes no exercise of the underwriters’ option to purchase up to an additional shares of our Series A Preferred Stock.

DESCRIPTION OF OUR SERIES A PREFERRED STOCK

The description of certain terms and provisions of our Series A Preferred Stock contained in this prospectus supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by reference to, our charter, including the Articles Supplementary setting forth the terms of our Series A Preferred Stock, our bylaws and Maryland law. The following description of the terms of our Series A Preferred Stock supplements, and to the extent inconsistent with, replaces, the description of the general terms and provisions of our preferred stock set forth in the accompanying prospectus.

For purposes of this section, references to “we,” “our” and “our company” refer only to Cogdell Spencer Inc. and not to any of its subsidiaries.

General

Our charter provides that we may issue up to 50,000,000 shares of preferred stock, $0.01 par value per share. Our charter authorizes our Board of Directors to increase or decrease the aggregate number of authorized shares without stockholder approval. Prior to the completion of this offering, we had not issued any shares of preferred stock.

Subject to the limitations prescribed by Maryland law and our charter and bylaws, our Board of Directors is authorized to establish the number of shares constituting each series of preferred stock and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of such series of preferred stock.

Prior to the closing of this offering, we will supplement our charter to classify shares of our authorized preferred stock as Series A Preferred Stock and authorize the issuance thereof. When issued, our Series A Preferred Stock will be validly issued, fully paid and nonassessable. The holders of Series A Preferred Stock will have no preemptive rights with respect to any shares of our stock or any of our other securities convertible into or carrying rights or options to purchase any shares of our stock.

Our Series A Preferred Stock will not be subject to any sinking fund and we will have no obligation to redeem or retire our Series A Preferred Stock. Unless converted by you in connection with a fundamental change or redeemed by us, our Series A Preferred Stock will have a perpetual term, with no maturity.

The Articles Supplementary establishing our Series A Preferred Stock permit us to “reopen” this series, without the consent of the holders of our Series A Preferred Stock, in order to issue additional shares of Series A Preferred Stock from time to time. Thus, we may in the future issue additional Series A Preferred Stock without your consent. Any additional shares of Series A Preferred Stock will have the same terms as the shares of Series A Preferred Stock being issued in this offering. These additional shares of Series A Preferred Stock will, together with the shares of Series A Preferred Stock being issued in this offering, constitute a single series of securities.

Ranking

Our Series A Preferred Stock will rank, with respect to payment of dividends and rights upon liquidation, dissolution or winding up of our affairs:

•	senior to the Junior Shares (as defined under “— Dividends” below), including shares of our common stock;

•	on parity with any class or series of our stock expressly designated as ranking on parity with the Series A Preferred Stock (we refer to such shares of stock as the “Parity Shares”); and

•	junior to any other class or series of our stock expressly designated as ranking senior to the Series A Preferred Stock.

The term “stock” means shares of our stock of all classes and series and does not include convertible debt securities, which rank senior to the Series A Preferred Stock prior to conversion, none of which are outstanding at this time.

While any shares of Series A Preferred Stock are outstanding, we may not authorize or create any class or series of capital stock that ranks senior to our Series A Preferred Stock with respect to the payment of dividends or amounts upon our liquidation, dissolution or winding up without the affirmative vote of two-thirds of the votes entitled to be cast by holders of outstanding shares of Series A Preferred Stock, voting as a single class. However, we may create additional classes or series of stock ranking on parity with or junior to the Series A Preferred Stock, amend our charter to increase the authorized number of shares of common stock, preferred stock ranking on parity with or junior to the Series A Preferred Stock, or preferred stock without further designation as to class or series, or issue Junior Shares or shares of one or more classes or series of preferred stock ranking on parity with our Series A Preferred Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up without the consent of any holder of Series A Preferred Stock. See “— Voting Rights” below for a discussion of the voting rights applicable if we seek to create any class or series of preferred stock senior to our Series A Preferred Stock.

Dividends

Holders of Series A Preferred Stock will be entitled to receive, when, as and if authorized by our Board of Directors and declared by us, out of funds legally available for payment, cumulative cash dividends at the rate of % per annum per share of its liquidation preference (equivalent to $      per annum per share of Series A Preferred Stock).

Dividends on each share of Series A Preferred Stock will be cumulative from the date of original issue and are payable quarterly in arrears on or about the 1st day of each March, June, September and December, beginning on March 1, 2011 (in the amount of $      per share); provided, however, that if any dividend payment date falls on any day other than a business day, as defined in the Articles Supplementary, the dividend due on such dividend payment date shall be paid on the first business day immediately following such dividend payment date. Each dividend is payable to holders of record as they appear on our stock records at the close of business on the record date, not exceeding 30 days preceding the corresponding payment dates thereof as fixed by our Board of Directors. Dividends are cumulative from the date of original issue or the most recent dividend payment date to which dividends have been paid, whether or not in any dividend period or periods we shall have funds legally available for the payment of such dividends. Accumulations of dividends on our Series A Preferred Stock will not bear interest and holders of our Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends. Dividends payable on our Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on our Series A Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

No dividend will be declared or paid on any Parity Shares unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on our Series A Preferred Stock for all prior dividend periods; provided, however, that if accrued dividends on our Series A Preferred Stock for all prior dividend periods have not been paid in full or a sum sufficient for such payment is not set apart, then any dividend declared on our Series A Preferred Stock for any dividend period and on any Parity Shares will be declared ratably in proportion to accrued and unpaid dividends on our Series A Preferred Stock and such Parity Shares. All of our dividends on our Series A Preferred Stock, including any capital gain dividends, will be credited first to the earliest accrued and unpaid dividend.

Our Board of Directors will not authorize and we will not (1) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Shares (other than in Junior Shares) or (2) redeem, purchase or otherwise acquire for consideration any Junior Shares through a sinking fund or otherwise, unless all cumulative dividends with respect to our Series A Preferred Stock and any Parity Shares at the time such dividends are payable have been paid or funds have been set apart for payment of such dividends for all past dividend periods; provided, however, the we shall not be prohibited from (1) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Shares or Parity Shares or (2) redeeming, purchasing or otherwise acquiring any Junior Shares or Parity Shares, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain our qualification as a qualified REIT.

As used herein, (1) the term “dividend” does not include dividends payable solely in Junior Shares on Junior Shares, or in options, warrants or rights to holders of Junior Shares to subscribe for or purchase any Junior Shares, and (2) the term “Junior Shares” means our common stock, and any other class or series of our stock now or hereafter issued and outstanding that ranks junior as to the payment of dividends or amounts upon liquidation, dissolution and winding up to our Series A Preferred Stock.

Conversion Rights

Upon the occurrence of a fundamental change, you will have the right (the “fundamental change conversion right”) to convert some or all of your shares of Series A Preferred Stock on the relevant fundamental change conversion date into a number of shares of our common stock equal to the quotient of the $25.00 per share Series A Preferred Stock liquidation preference plus an amount equal to accrued and unpaid dividends (whether or not earned or declared) to, but not including, the fundamental change conversion date, divided by the market price of our common stock. All shares of our common stock delivered upon conversion of Series A Preferred Stock will be freely transferable without restriction under the Securities Act (other than by our affiliates).

We will not issue fractional shares of common stock upon the conversion of shares of our Series A Preferred Stock. Instead, we will pay the cash value of such fractional shares.

A “fundamental change” will be deemed to have occurred at such time after the original issuance of the Series A Preferred Stock when the following has occurred:

(1) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our stock entitling that person to exercise 50% or more of the total voting power of all shares of our stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(2) following the closing of any transaction referred to in clause (1) above, neither we nor the acquiring entity has a class of common securities listed on the NYSE, the NYSE Amex Equities, or NYSE Amex, or the NASDAQ Stock Market, or NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE Amex or NASDAQ.

The “market price of our common stock” will be the average of the closing price per share of our common stock on the 10 trading days up to but not including the effective date of a fundamental change.

Within 15 days following the occurrence of a fundamental change, we will provide to the holders of Series A Preferred Stock and our transfer agent a notice of the occurrence of the fundamental change, the resulting fundamental change conversion right and our right to exercise our fundamental change optional redemption right. Such notice will state:

•	the events constituting the fundamental change;

•	the date of the fundamental change;

•	the last date on which the holders of Series A Preferred Stock may exercise their fundamental change conversion right;

•	that we may elect to repurchase some or all of the shares of our Series A Preferred Stock as to which the fundamental change conversion right may be exercised;

•	the method and period for calculating the market price of our common stock;

•	the fundamental change conversion date;

•	if applicable, subject to the succeeding paragraph, the type and amount of consideration entitled to be received per share of Series A Preferred Stock as if the conversion of the Series A Preferred Stock into common stock occurred concurrently with the occurrence of the fundamental change;

•	the name and address of the paying agent and the conversion agent; and

•	the procedures that the holders of Series A Preferred Stock must follow to exercise the fundamental change conversion right.

Notwithstanding the foregoing, in the case of a fundamental change as a result of which the holders of our common stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for our common stock, a holder of shares of our Series A Preferred Stock will be entitled thereafter to convert such shares of our Series A Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the holder of shares of our Series A Preferred Stock would have owned or been entitled to receive upon such fundamental change as if such holder of our Series A Preferred Stock held a number of shares of our common stock equal to the conversion rate in effect on the effective date for such fundamental change, multiplied by the number of shares of our Series A Preferred Stock held by such holder. In the event that the holders of our common stock have the opportunity to elect the form of consideration to be received in such fundamental change, we will make adequate provision whereby the holders of shares of our Series A Preferred Stock will have a reasonable opportunity to determine the form of consideration into which all of the shares of our Series A Preferred Stock, treated as a single class, will be convertible from and after the effective date of such fundamental change. Such determination will be based on the weighted average of elections made by the holders of shares of our Series A Preferred Stock who participate in such determination, will be subject to any limitations to which all of our holder of our common stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such fundamental change, and will be conducted in such a manner as to be completed by the fundamental change conversion date.

We will also issue a press release for publication on the Dow Jones & Company, Inc., Business Wire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first trading day following any date on which we provide such notice to the holders of our Series A Preferred Stock.

The “fundamental change conversion date” will be a date no less than 20 days nor more than 35 days after the date on which we give the notice described above. To exercise the fundamental change conversion right, the holder of Series A Preferred Stock must deliver, on or before the close of business on the fundamental change conversion date, the Series A Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to our transfer agent. The conversion notice will state:

•	the relevant fundamental change conversion date;

•	the number of shares of Series A Preferred Stock to be converted; and

•	that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the conversion notice must comply with applicable procedures of The Depository Trust Company, or DTC.

Holders of Series A Preferred Stock may withdraw any notice of exercise of their fundamental change conversion right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the fundamental change conversion date. The notice of withdrawal must state:

•	the number of withdrawn shares of Series A Preferred Stock;

•	if certificated shares of Series A Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

•	the number of shares of the Series A Preferred Stock, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Series A Preferred Stock is held in global form, the notice of withdrawal must comply with applicable DTC procedures.

Series A Preferred Stock as to which the fundamental change conversion right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into shares of common stock in accordance with the fundamental change conversion right on the fundamental change conversion date, unless we have elected to repurchase such Series A Preferred Stock by exercising our right to repurchase shares of our Series A Preferred Stock upon exercise of a holder’s fundamental change conversion right. If we elect to redeem Series A Preferred Stock that would otherwise be converted into common stock on a fundamental change conversion date, such Series A Preferred Stock will not be converted into common stock and the holder of such shares will be entitled to receive from us $25.00 per share plus accrued and unpaid dividends (whether or not earned or declared) to, but not including, the date of redemption.

The holder of any shares of Series A Preferred Stock that we have elected to redeem and as to which the conversion election has not been previously properly withdrawn will receive payment of the fundamental change redemption price promptly following the later of the fundamental change conversion date or the time of book-entry transfer or delivery of the Series A Preferred Stock. If the paying agent holds cash sufficient to pay the fundamental change redemption price of the Series A Preferred Stock on the business day following the fundamental change conversion date, then:

•	the Series A Preferred Stock will cease to be outstanding and dividends will cease to accrue (whether or not book-entry transfer of the Series A Preferred Stock is made or whether or not the Series A Preferred Stock certificate is delivered to the transfer agent); and

•	all of the other rights of the holder of our Series A Preferred Stock will terminate (other than the right to receive the fundamental change redemption price upon delivery or transfer of the Series A Preferred Stock).

Subject to the immediately succeeding sentence, the aggregate number of shares of common stock issuable in connection with the exercise of the fundamental change conversion right may not exceed      million shares of common stock (or      million shares if the underwriters’ over-allotment option is exercised in full) (the “Exchange Cap”) resulting in a maximum number of shares of common stock per share of Series A Preferred Stock of          , which may result in a holder receiving value that is less than the liquidation preference of the Series A Preferred Stock. This is equivalent to a minimum market price of approximately $      . The Exchange Cap is subject to pro rata adjustments for any stock splits or combinations with respect to our common stock.

In connection with the exercise of any fundamental change conversion right, we will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into common stock. Notwithstanding any other provision of our Series A Preferred Stock, no holder of shares of our Series A Preferred Stock will be entitled to convert such Series A Preferred Stock for shares of our common stock to the extent that receipt of such shares of common stock would cause such holder (or any other person) to exceed the common stock ownership or the aggregate stock ownership limit contained in our charter, subject to exceptions for persons subject to Excepted Holder Ownership Limits as defined in our charter.

These fundamental change conversion and redemption features may make it more difficult for or discourage a party from taking over our company. We are not aware, however, of any specific effort to accumulate our stock with the intent to obtain control of our company by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change redemption feature is not part of a plan by us to adopt a series of anti-takeover provisions. Instead, the fundamental change conversion and redemption features are a result of negotiations between us and the underwriters.

We could, in the future, enter into certain transactions, that would not constitute a fundamental change but would increase the amount of debt outstanding or otherwise adversely affect the holders of our Series A Preferred Stock. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, and to permit us to elect to repurchase the Series A Preferred Stock upon a fundamental change.

Optional Redemption

We may not redeem our Series A Preferred Stock prior to December   , 2015, except in certain limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT or in connection with our right to redeem our Series A Preferred Stock upon the exercise of a fundamental change conversion right by a holder as described above or in connection with our fundamental change optional redemption right as described below. For further information regarding these exceptions, see “— Conversion Rights” above, “— Fundamental Change Optional Redemption” below, and “Description of Common Stock — Restrictions on Ownership and Transfer” and “Description of Preferred Stock — Restrictions on Ownership” in the accompanying prospectus. On or after December   , 2015, we, at our option upon not less than 30 nor more than 60 days written notice, may redeem our Series A Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25 per share, plus all accrued and unpaid dividends thereon (whether or not earned or declared) to, but not including, the date fixed for redemption.

A notice of optional redemption (which may be contingent on the occurrence of a future event) will be delivered not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of our Series A Preferred Stock at their addresses as they appear on our stock transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the number of shares of Series A Preferred Stock to be redeemed;

•	the place or places where the certificates, if any, representing the shares of Series A Preferred Stock are to be surrendered for payment; and

•	that dividends on the shares to be redeemed will cease to accrue on such redemption date.

If fewer than all the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series A Preferred Stock to be redeemed from such holder. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or by any other equitable method we may choose.

Fundamental Change Optional Redemption

Upon the occurrence of a fundamental change, in addition to our right to redeem some or all of the shares of our Series A Preferred Stock upon the exercise by a holder of its fundamental change conversion right, we will have the option (the “fundamental change optional redemption right”) to redeem our Series A Preferred Stock, in whole but not in part, within 90 days after such fundamental change for cash at $25.00 per share plus accrued and unpaid dividends (whether or not earned or declared) to, but not including, the date of redemption (the “fundamental change redemption price”).

A notice of redemption will be delivered not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of our Series A Preferred Stock at their addresses as they appear on our stock transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the fundamental change redemption of the shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state:

•	the fundamental change redemption date;

•	the fundamental change redemption price;

•	the place or places where the certificates, if any, representing the shares of Series A Preferred Stock are to be surrendered for payment; and

•	that dividends on the shares will cease to accrue on such fundamental change redemption date.

General Provisions Applicable to Redemptions

On the redemption date, we must pay on each share of Series A Preferred Stock to be redeemed any accrued and unpaid dividends, in arrears, for any dividend period ending on or prior to the redemption date. In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holders of Series A Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares prior to such dividend payment date. Except as provided for in the two preceding sentences, no payment or allowance will be made for unpaid dividends, whether or not in arrears, on any Series A Preferred Stock called for redemption.

If full cumulative dividends on our Series A Preferred Stock and any Parity Shares have not been paid or declared and set apart for payment, we may not purchase, redeem or otherwise acquire Series A Preferred Stock in part or any Parity Shares other than in exchange for Junior Shares; provided, however, that the foregoing shall not prevent the purchase by us of shares held in excess of the limits in our charter in order to ensure that we continue to meet the requirements for qualification as a REIT. See “Description of Common Stock — Restrictions on Ownership and Transfer” and “Description of Preferred Stock — Restrictions on Ownership” in the accompanying prospectus.

On and after the date fixed for redemption, provided that we have made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the shares of Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related payment date, holders of Series A Preferred Stock on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares on the corresponding dividend payment date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series A Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

Our secured revolving credit facility prohibits us from redeeming or otherwise repurchasing any shares of our capital stock, including the Series A Preferred Stock, during the term of the secured revolving credit facility.

Liquidation Preference

The holders of Series A Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of our company, whether voluntary or involuntary, $25 per share of Series A Preferred Stock, which we refer to in this prospectus supplement as the Liquidation Preference, plus an amount per share of Series A Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to, but not including, the date of final distribution to such holders.

Until the holders of Series A Preferred Stock have been paid the Liquidation Preference and all accrued and unpaid dividends in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of our company. If, upon any liquidation, dissolution or winding up of our company, our assets, or proceeds thereof, distributable among the holders of our Series A Preferred Stock are insufficient to pay in full the Liquidation Preference and all accrued and unpaid dividends and the liquidation preference and all accrued and unpaid dividends with respect to any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series A Preferred Stock and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Series A Preferred Stock and any such Parity Shares if all amounts payable thereon were paid in full. None of (1) a consolidation or merger of our company with one or more entities, (2) a statutory share exchange by our company or (3) a sale or transfer of all or substantially all of our assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of our company.

Voting Rights

Except as indicated below, the holders of Series A Preferred Stock will have no voting rights.

If and whenever six quarterly dividends (whether or not consecutive) payable on our Series A Preferred Stock are in arrears, whether or not earned or declared, the number of members then constituting our Board of Directors will be increased by two and the holders of Series A Preferred Stock, voting together as a class with the holders of any other series of Parity Shares upon which like voting rights have been conferred and are exercisable (we refer to any such other series as Voting Preferred Shares), will have the right to elect two board members at an annual meeting of stockholders or a properly called special meeting of the holders of our Series A Preferred Stock (to be called upon the written request of stockholders entitled to cast at least a majority of all votes entitled to be cast at such meeting) and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividends and dividends for the then current quarterly period on our Series A Preferred Stock and such other Voting Preferred Shares have been paid or declared and set aside for payment. Whenever all arrears in dividends on our Series A Preferred Stock and the Voting Preferred Shares then outstanding have been paid and full dividends on our Series A Preferred Stock and the Voting Preferred Shares for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of our Series A Preferred Stock and the Voting Preferred Shares to elect two additional board members will cease, the terms of office of the board members will forthwith terminate and the number of members of the Board of Directors will be reduced accordingly. However, the right of the holders of our Series A Preferred Stock and the Voting Preferred Shares to elect the additional board members will again vest if and whenever six quarterly dividends are in arrears, as described above. In no event shall the holders of Series A Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of our stock is listed. In class votes with other Voting Preferred Shares, preferred shares of different series shall vote in proportion to the liquidation preference of the preferred shares.

In addition, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding shares of Series A Preferred Stock, voting as a single class, either at a meeting of stockholders or by written consent, is required (1) to amend, alter or repeal any provisions of our charter or the Series A Preferred Stock Articles Supplementary, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of our Series A Preferred Stock, unless in connection with any such amendment, alteration or repeal, (x) our Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or (y) the holders of Series A Preferred Stock receive shares of stock or beneficial interest or other equity securities with rights, preferences, privileges or voting powers substantially similar, taken as a whole, to the rights, preferences, privileges or voting powers of the Series A Preferred Stock, or (2) to authorize, create, or increase the authorized amount of any class or series of capital stock having rights senior to our Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the voting powers, rights, or preferences of one or more but not all of the other series of Voting Preferred Shares, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, we may create additional classes of Parity Shares and Junior Shares, amend our charter to increase the authorized number of Parity Shares (including shares of our Series A Preferred Stock) and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Stock.

The voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed or called for redemption upon proper procedures all outstanding shares of Series A Preferred Stock.

Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will (1) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than exhibits that would have been required) and (2) promptly, upon request, supply copies of such reports to any prospective holder of Series A Preferred Stock. We will mail (or otherwise provide) the information to the holders of Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act.

Restrictions on Ownership

Our charter contains, and our Articles Supplementary will contain, restrictions on the ownership and transfer of our Series A Preferred Stock that are intended to assist us in complying with the requirements for qualification as a REIT. The relevant sections of our Articles Supplementary will provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding Series A Preferred Stock (the Series A Preferred Stock ownership limit). A person or entity that becomes subject to the Series A Preferred Stock ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our Series A Preferred Stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our Series A Preferred Stock.

Our board of directors may, in its sole discretion, waive the Series A Preferred Stock ownership limit with respect to a particular stockholder if:

•	our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT;

•	such stockholder does not, and represents that it will not, own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

•	such stockholder agrees that any violation or attempted violation of such representations or undertakings may result in such stockholder’s Series A Preferred Stock being automatically transferred to a charitable trust.

As a condition of its waiver, our board of directors may require the applicant to submit such information as the board of directors may reasonably need to make the determination regarding our REIT qualification and an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our REIT qualification.

In connection with the waiver of the Series A Preferred Stock ownership limit or at any other time, our board of directors may from time to time increase or decrease the Series A Preferred Stock ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately); and the Series A Preferred Stock ownership limit may not be increased if, after giving effect to such increase, five individuals (including certain entities) could beneficially own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

Any person who acquires or attempts to acquire beneficial or constructive ownership of shares of Series A Preferred Stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

If any transfer of shares of Series A Preferred Stock occurs which, if effective, would result in any person beneficially or constructively owning shares of Series A Preferred Stock in excess or in violation of the above transfer or ownership limitations, then that number of shares of Series A Preferred Stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the purported beneficial transferee shall not acquire any rights in such shares of Series A Preferred Stock. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the Series A Preferred Stock ownership limit or as otherwise permitted by our board of directors, then our Articles Supplementary will provide that the transfer of that number of shares of Series A Preferred Stock that otherwise would cause a person to violate the Series A Preferred Stock ownership limit will be void.

Shares of Series A Preferred Stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of Series A Preferred Stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of Series A Preferred Stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We may reduce the amount payable to the purported record transferee by the amount of dividends and other distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee, as discussed above. We have the right to accept such offer until the trustee has sold the shares of our Series A Preferred Stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such Series A Preferred Stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the Series A Preferred Stock ownership limit. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust, and may also exercise all voting rights with respect to such shares.

Any beneficial owner or constructive owner of shares of our Series A Preferred Stock and any person or entity (including the stockholder of record) who is holding shares of our Series A Preferred Stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury Regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our Series A Preferred Stock and any person or entity (including the stockholder of record) who is holding shares of our Series A Preferred Stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our Series A Preferred Stock on our qualification as a REIT and to ensure compliance with the Series A Preferred Stock ownership limit, or as otherwise permitted by our board of directors.

Listing

We intend to apply to list our Series A Preferred Stock on the NYSE under the symbol “CSAPrA.” We expect trading of the shares of Series A Preferred Stock on the NYSE, if listing is approved, to commence within 30 days after the date of initial delivery of the shares. See “Underwriting” for a discussion of the expected trading of our Series A Preferred Stock on the NYSE.

Book-Entry Procedures

DTC will act as securities depositary for our Series A Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for our Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.

Title to book-entry interests in our Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with their respective procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC.

Each person owning a beneficial interest in our Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of our Series A Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, referred to as Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, referred to as Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase our Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for our Series A Preferred Stock on

DTC’s records. You, as the actual owner of our Series A Preferred Stock, are the “beneficial owner.” Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts Series A Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased our Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

The laws of some states may require that specified purchasers of securities take physical delivery of our Series A Preferred Stock in definitive form. These laws may impair the ability to transfer beneficial interests in the global certificates representing our Series A Preferred Stock.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

We understand that, under DTC’s existing practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security such as you desires to take any action which a holder is entitled to take under our charter, DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Redemption notices will be sent to Cede & Co.  If less than all of the shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of Series A Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to our Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts our Series A Preferred Stock are credited on the record date, which are identified in a listing attached to the omnibus proxy.

Dividend payments on our Series A Preferred Stock will be made directly to the nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to our Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to our Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for our Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue our Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures.  Initial settlement for our Series A Preferred Stock will be made in immediately available funds. Secondary market trading between DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Transfer Agent, Registrar, Dividend Disbursing Agent and Redemption Agent

The transfer agent, registrar, dividend disbursing agent and redemption agent for our Series A Preferred Stock is Continental Stock Transfer & Trust Company.

ADDITIONAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion supplements the discussion under the heading “U.S. Federal Income Tax Considerations” in the accompanying prospectus. The following is a summary of certain additional U.S. federal income tax consequences with respect to the ownership of our Series A Preferred Stock.

The U.S. federal income tax treatment of holders of our Series A Preferred Stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding our Series A Preferred Stock will depend on the stockholder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our Series A Preferred Stock.

Redemption of Series A Preferred Stock

Whenever we redeem any Series A Preferred Stock, the treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our Series A Preferred Stock to a holder of such Series A Preferred Stock can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a holder of our Series A Preferred Stock will recognize capital gain or loss measured by the difference between the amount received by the holder of such Series A Preferred Stock upon the redemption (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of current and accumulated earnings and profits) and such holder’s adjusted tax basis in the shares of Series A Preferred Stock redeemed (provided the shares of Series A Preferred Stock are held as a capital asset) if such redemption (i) results in a “complete termination” of the holder’s interest in all classes of our shares under Section 302(b)(3) of the Code, or (ii) is “not essentially equivalent to a dividend” with respect to the holder of the shares of Series A Preferred Stock under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any shares of Series A Preferred Stock being redeemed, but also such holder’s ownership of other classes of our stock and any options (including stock purchase rights) to acquire any of the foregoing. The holder of our Series A Preferred Stock also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If the holder of Series A Preferred Stock owns (actually or constructively) none of our voting shares, or owns an insubstantial amount of our voting shares, based upon current law, it is probable that the redemption of shares of Series A Preferred Stock from such a holder would be considered to be “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and a holder of our Series A Preferred Stock intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.

If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our Series A Preferred Stock will be treated as a distribution on our shares as described under “U.S. Federal Income Tax Considerations—Taxation of Stockholders—Distributions.” If the redemption of a holder’s shares of Series A Preferred Stock is taxed as a dividend, the adjusted basis of such holder’s redeemed Series A Preferred Stock will be transferred to any other shares held by the holder. If the holder owns no other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.

Proposed Regulations Regarding Certain Redemptions of Preferred Stock

With respect to a redemption of our Series A Preferred Stock that is treated as a distribution with respect to our shares, the IRS has proposed Treasury regulations that would require any basis reduction associated with such a redemption to be applied on a share-by-share basis which could result in taxable gain with respect to some shares, even though the holder’s aggregate basis for the shares would be sufficient to absorb the entire amount of the redemption distribution (in excess of any amount of such distribution treated as a dividend). Additionally, these proposed Treasury regulations would not permit the transfer of basis in the redeemed shares of the Series A Preferred Stock to the remaining shares of our stock held (directly or indirectly) by the redeemed holder. Instead, the unrecovered basis in our Series A Preferred Stock would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. There can, however, be no assurance as to whether, when, and in what particular form such proposed Treasury regulations will ultimately be finalized.

Conversion of Our Series A Preferred Stock into Common Stock

U.S. Stockholders

Except as provided below, a U.S. stockholder generally will not recognize gain or loss upon the conversion of our Series A Preferred Stock into our common stock. Except as provided below, a U.S. stockholder’s basis and holding period in the common stock received upon conversion generally will be the same as those of the converted Series A Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash). Any common stock received in a conversion that is attributable to accumulated and unpaid dividends on the converted Series A Preferred Stock will be treated as a distribution on our shares as described under “U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders—Distributions.” Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. stockholder has held the Series A Preferred Stock for more than one year. See “U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Stockholders—Dispositions of Our Common Stock.” U.S. stockholders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common stock received on a conversion of Series A Preferred Stock for cash or other property.

Non-U.S. Stockholders

Except as provided below, a non-U.S. stockholder generally will not recognize gain or loss upon the conversion of our Series A Preferred Stock into our common stock, provided our Series A Preferred Stock does not constitute a U.S. real property interest (“USRPI”). Even if our Series A Preferred Stock does constitute a USRPI, provided our common stock also constitutes a USRPI, a non-U.S. stockholder generally will not recognize gain or loss upon a conversion of our Series A Preferred Stock into our common stock provided certain reporting requirements are satisfied. Except as provided below, a non-U.S. stockholder’s basis and holding period in the common stock received upon conversion will be the same as those of the converted Series A Preferred Stock (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash). Any common stock received in a conversion that is attributable to accumulated and unpaid dividends on the converted Series A Preferred Stock will be treated as a distribution on our shares as described under “U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders—Ordinary Dividends.” Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share as described under “U.S. Federal Income Tax Considerations—Taxation of Non-U.S. Stockholders—Dispositions of Our Common Stock.” Non-U.S. stockholders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common stock received on a conversion of Series A Preferred Stock for cash or other property.

Medicare Tax on Unearned Income

Newly enacted legislation requires certain U.S. stockholders that are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. stockholders that are individuals, estates or trusts should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our Series A Preferred Stock.

Sunset of reduced tax rate provisions

Several of the tax considerations described herein and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus are subject to a sunset provision that will apply unless future congressional action is taken. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Code will revert back to a prior version of those provisions. These provisions include those related to the reduced maximum income tax rate for long-term capital gain of 15% (rather than 20%) for taxpayers taxed at individual rates, qualified dividend income, including the application of the 15% long-term capital gain rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective stockholders should consult their tax advisors regarding the effect of sunset provisions on an investment in our Series A Preferred Stock.

UNDERWRITING

Citigroup Global Markets Inc., Jefferies & Company, Inc. and KeyBanc Capital Markets Inc. are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of Series A Preferred Stock set forth opposite the underwriter’s name.

Number
Underwriter	of Shares

Citigroup Global Markets Inc.
Jefferies & Company, Inc.
KeyBanc Capital Markets Inc.
Raymond James & Associates, Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $      per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $      per share on sales to other dealers. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to additional shares of Series A Preferred Stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

We have agreed not to, directly or indirectly (i) offer for sale, sell, contract to sell, pledge or otherwise dispose of any of our preferred securities or securities convertible or exchangeable for our preferred securities, or sell or grant options, rights or warrants with respect to any preferred securities or securities convertible or exchangeable for preferred securities, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such preferred securities, (iii) file or participate in the filing of a registration statement with respect to the registration of any of our preferred securities or securities convertible, exercisable or exchangeable into any of our preferred securities or (iv) publicly disclose the intention to do any of the foregoing for a period of 60 days after the date of this prospectus supplement without the prior written consent of the representatives, subject to certain limited exceptions.

Notwithstanding the foregoing, if, subject to certain exceptions, (i) during the last 17 days of the 60-day restricted period, we issue an earnings release or material news or a material event relating to us occurs, or (ii) prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We intend to apply to list our Series A Preferred Stock on the NYSE under the symbol “CSAPrA.” If this application is approved, trading of our Series A Preferred Stock on the NYSE is expected to begin within 30 days following initial delivery of our Series A Preferred Stock. The underwriters have advised us that they intend to make a market in our Series A Preferred Stock prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the shares, however, and may cease market making activities, if commenced, at any time.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	No Exercise	Full Exercise

Per share	$	$
Total	$	$

The expenses of the offering that are payable by us are estimated to be $200,000 (excluding underwriting discount).

In connection with the offering, the underwriters may purchase and sell shares of the Series A Preferred Stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•	“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•	“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•	Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•	To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•	Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. As described above, we will use net proceeds from this offering to pay off all or a portion of our outstanding indebtedness under Erdman’s senior secured term loan. An affiliate of Citigroup Global Markets Inc. is acting as a lender under Erdman’s senior secured term loan, an affiliate of KeyBanc Capital Markets Inc. is acting as an administrative agent and lender under Erdman’s senior secured term loan, and affiliates of BB&T Capital Markets, a division of Scott & Stringfellow, LLC, are acting as co-documentation agent and lender under Erdman’s senior secured term loan. Such affiliates of Citigroup Global Markets Inc., KeyBanc Capital Markets Inc. and BB&T Capital Markets, a division of Scott & Stringfellow, LLC, may receive a share of the net proceeds from this offering. In addition, an affiliate of Citigroup Global Markets Inc. is acting as a lender under our secured revolving credit facility, an affiliate of KeyBanc Capital Markets Inc. is acting as a syndication agent and lender under our secured revolving credit facility, and affiliates of BB&T Capital Markets, a division of Scott & Stringfellow, LLC, are acting as co-documentation agent and lender under our secured revolving credit facility. In addition, other prospective members of the underwriting syndicate may be lenders under our secured revolving credit facility or senior secured term loan.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

It is expected that delivery of the shares of Series A Preferred Stock will be made against payment therefor on December   , 2010. Under SEC Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares of Series A Preferred Stock on or before December   , 2010 will be required, by virtue of the fact that the shares of Series A Preferred Stock will settle on December   , 2010, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of shares of Series A Preferred Stock who wish to trade their shares on or before December   , 2010 should consult their own advisors.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Clifford Chance US LLP, New York, New York. In addition, the description of U.S. federal income tax consequences contained in the section of the accompanying prospectus entitled “U.S. Federal Income Tax Considerations” and the section of this prospectus supplement entitled “Additional U.S. Federal Income Tax Considerations” is based on the opinion of Clifford Chance US LLP. Certain legal matters relating to this offering will be passed upon for the underwriters by Goodwin Procter LLP, Boston, Massachusetts. As to certain matters of Maryland law, Clifford Chance US LLP and Goodwin Procter LLP may rely on the opinion of Venable LLP, Baltimore, Maryland.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report related to the financial statements and the related financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for noncontrolling interests on January 1, 2009, and retrospectively adjusting all periods presented in the consolidated financial statements), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. We maintain a website at www.cogdell.com. The information included in, or otherwise accessible through, our website is not incorporated into and does not constitute a part of, this prospectus supplement or the accompanying prospectus. Our common stock is listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, N.Y. 10005.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement is a part, under the Securities Act with respect to the securities. This prospectus supplement does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement or our Exchange Act filings incorporated by reference herein, as the case may be, each such statement being qualified in all respects by such reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus supplement, except for any information superseded by information in this prospectus supplement or in our subsequently filed Exchange Act documents. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

•	our Annual Report on Form 10-K for the year ended December 31, 2009;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2010 (solely to the extent specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2009);

•	our Definitive Additional Materials on Schedule 14A filed with the SEC on May 3, 2010;

•	our Current Reports on Form 8-K filed with the SEC on May 3, 2010, May 7, 2010 (Items 5.02 and 5.07), May 19, 2010, August 18, 2010 and September 24, 2010; and

•	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the shares of common stock offered hereby (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Cogdell Spencer Inc., 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209-4670, Telephone: (704) 940-2900.

PROSPECTUS
$500,000,000

COGDELL SPENCER INC.

Common Stock,

Preferred Stock,

Depositary Shares, Warrants and Rights

We may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	shares of common stock and/or preferred stock, par value $0.01 per share;

•	depositary shares representing entitlement to all rights and preferences of fractions of shares of preferred stock of a specified series and represented by depositary receipts;

•	warrants to purchase shares of common stock, preferred stock or depositary shares; or

•	rights to purchase common stock.

We refer to the common stock, preferred stock, depositary shares, warrants and rights, collectively, as the “securities” in this prospectus. The securities will have an aggregate initial offering price of up to $500,000,000, or its equivalent in a foreign currency based on the exchange rate at the time of sale, in amounts, at initial prices and on terms determined at the time of the offering.

The specific terms of the securities will be set forth in the applicable prospectus supplement and will include, as applicable: (i) in the case of our common stock, any public offering price; (ii) in the case of our preferred stock, the specific designation and any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (iii) in the case of depositary shares, the fractional share of preferred stock represented by each such depositary share; (iv) in the case of warrants, the duration, offering price, exercise price and detachability; and (v) in the case of rights, the number being issued, the exercise price and the expiration date. In addition, we are organized and conduct our operations so as to qualify as a real estate investment trust, or REIT, for U.S. federal income tax purposes, and such specific terms may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve our qualification as a REIT.

The applicable prospectus supplement will also contain information, where applicable, about certain U.S. federal income tax consequences relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement. It is important that you read both this prospectus and the applicable prospectus supplement before you invest.

We may offer the securities directly, through agents, or to or through underwriters. The prospectus supplement will describe the terms of the plan of distribution and set forth the names of any underwriters involved in the sale of the securities. See “Plan of Distribution” beginning on page 42 for more information on this topic. No securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of those securities.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “CSA.” On March 25, 2010, the closing sale price of our common stock on the NYSE was $7.41 per share.

An investment in these securities entails certain material risks and uncertainties that should be considered. See “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2009.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated April 1, 2010

You should rely only on the information provided or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should not assume that the information appearing in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

You should read carefully the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

i

COGDELL SPENCER INC.

We are a fully-integrated, self-administered and self-managed real estate investment trust, or REIT, that invests in specialty office buildings for the medical profession, including medical offices, ambulatory surgery and diagnostic centers. We focus on the ownership, delivery, acquisition and management of strategically located medical office buildings and other healthcare related facilities in the United States of America. We have been built around understanding and addressing the full range of specialized real estate needs of the healthcare industry. We operate our business through our subsidiary, Cogdell Spencer LP, a Delaware limited partnership, or our operating partnership, and its subsidiaries.

Our principal executive offices are located at 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina 28209-4670. Our telephone number at that location is (704) 940-2900. Our website is located at www.cogdell.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the Securities and Exchange Commission, or the SEC.

RISK FACTORS

Investment in our securities involves a high degree of risk. You should carefully consider the risks described in the section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2009, which has been filed with the SEC, as well as other information in this prospectus and any accompanying prospectus supplement before purchasing our shares of common stock. The section “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2009, is incorporated herein by reference. Each of the risks described could materially adversely affect our business, financial condition, results of operations, or ability to make distributions to our stockholders. In such case, you could lose all or a portion of your original investment.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

When used in this discussion and elsewhere in this prospectus and the documents incorporated by reference herein, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and in Section 21F of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Actual results may differ materially due to uncertainties including:

•	our business strategy;

•	our ability to comply with financial covenants in our debt instruments;

•	our access to capital;

•	our ability to obtain future financing arrangements;

•	estimates relating to our future distributions;

•	our understanding of our competition;

•	our ability to renew our ground leases;

•	legislative and regulatory changes (including changes to laws governing the taxation of REITs and individuals);

•	increases in costs of borrowing as a result of changes in interest rates and other factors;

•	our ability to maintain our qualification as a REIT due to economic, market, legal, tax or other considerations;

•	changes in the reimbursement available to our tenants by government or private payors;

•	our tenants’ ability to make rent payments;

•	defaults by tenants and customers;

•	access to financing by customers;

•	delays in project starts and cancellations by customers;

•	market trends; and

•	projected capital expenditures.

Forward-looking statements are based on estimates as of the date of this prospectus. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this prospectus.

For more information regarding risks that may cause our actual results to differ materially from any forward-looking statements, see “Risk Factors” beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2009. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include developing and buying additional properties, expanding and improving certain of our existing properties and repaying debt. Further details relating to the use of the net proceeds will be set forth in the applicable prospectus supplement.

EARNINGS RATIOS

The following table sets forth our ratios of earnings to combined fixed charges and preferred stock dividends for the periods indicated.

Predecessor
					November 2,	January 1,
					2005-	2005-
	Company				December 31,	October 31,
	2009	2008	2007	2006	2005	2005

Ratio of earnings to combined fixed charges and preferred stock dividends	*	*	*	*	*	1.5x

*	Earnings (as defined) were insufficient to cover fixed charges by $124,949,000, $9,330,000, $9,561,000, and $14,544,000 for the years ended December 31, 2009, 2008, 2007, and 2006, respectively and $11,720,000 for the period from November 1, 2005 through December 31, 2005, in the case of the Company.

We computed the ratio of earnings to combined fixed charges and preferred stock dividends by dividing earnings by fixed charges. We have not issued any preferred stock as of the date of this prospectus, and therefore there were no preferred dividends included in our calculation of ratios of earnings to combined fixed charges and preferred stock dividends for these periods. Earnings have been calculated by adding fixed charges to income before provision for income taxes. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rental expense deemed to be the equivalent of interest.

DESCRIPTION OF COMMON STOCK

The following summary of the material terms of the stock of our company does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. See “Where You Can Find More Information.”

General

Cogdell Spencer Inc. was formed on July 5, 2005. Our charter provides that we may issue up to 200,000,000 shares of common stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without stockholder approval. As of March 8, 2010, 42,782,497 shares of our common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. Under Maryland law, stockholders generally are not liable for a corporation’s debts or obligations.

Common Stock

All shares of our common stock offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock if, when and as authorized by our board of directors and declared by us out of assets legally available therefor and the holders of our common stock are entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities and to holders of any class of stock, if any, having a preference as to distributions in the event of our liquidation, dissolution or winding up.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, and except as may otherwise be specified in the terms of any class or series of common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as may be provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Our Common Stock

Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without stockholder approval. We believe that the power of our board of directors to increase or decrease the number of authorized shares of stock, approve additional authorized but unissued shares of our common stock and to classify or reclassify unissued shares of our common stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our stockholders or otherwise be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations — Taxation of the Company — Requirements for Qualification — General.”

Our charter contains restrictions on the ownership and transfer of our common stock and outstanding capital stock which are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock (the common stock ownership limit) or 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (the aggregate stock ownership limit). We refer to this restriction as the “ownership limit.” In addition, different ownership limits apply to Mr. Cogdell, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing and Mr. Spencer, certain of his affiliates, family members and estates and trusts formed for the benefit of the foregoing. These ownership limits, which our board has determined do not jeopardize our REIT qualification, allow Mr. Cogdell and Mr. Spencer, certain of their affiliates, family members and estates and trusts formed for the benefit of the foregoing, as an excepted holder, to hold up to 18.0% (by value or by number of shares, whichever is more restrictive) of our common stock or up to 18.0% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock. A person or entity that becomes subject to the ownership limit by virtue of a violative transfer that results in a transfer to a trust, as set forth below, is referred to as a “purported beneficial transferee” if, had the violative transfer been effective, the person or entity would have been a record owner and beneficial owner or solely a beneficial owner of our common stock, or is referred to as a “purported record transferee” if, had the violative transfer been effective, the person or entity would have been solely a record owner of our common stock.

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock (or the acquisition by an individual or entity of an interest in an entity that owns, actually or constructively, our capital stock) could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding common stock or 7.75% (by value or by number of shares, whichever is more restrictive) of our outstanding capital stock and thereby subject the common stock or capital stock to the applicable ownership limit.

Our board of directors may, in its sole discretion, waive the above-referenced 7.75% ownership limits with respect to a particular stockholder if:

•	our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain that no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT;

•	such stockholder does not, and represents that it will not, own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant (or the board of directors determines that revenue derived from such tenant will not affect our ability to qualify as a REIT) and our board of directors obtains such representations and undertakings from such stockholder as are reasonably necessary to ascertain this fact; and

•	such stockholder agrees that any violation or attempted violation of such representations or undertakings will result in shares of stock being automatically transferred to a charitable trust.

As a condition of its waiver, our board of directors may require the applicant to submit such information as the board of directors may reasonably need to make the determination regarding our REIT qualification and an opinion of counsel or IRS ruling satisfactory to our board of directors with respect to our REIT qualification.

In connection with the waiver of an ownership limit or at any other time, our board of directors may from time to time increase or decrease the ownership limit for all other persons and entities; provided, however, that any decrease may be made only prospectively as to subsequent holders (other than a decrease as a result of a retroactive change in existing law, in which case the decrease shall be effective immediately); and the ownership limit may not be increased if, after giving effect to such increase, five individuals (including certain entities) could beneficially own or constructively own in the aggregate, more than 49.9% in value of the shares then outstanding.

Our charter provisions further prohibit:

•	any person from beneficially or constructively owning shares of our stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT;

•	any person from constructively owning shares of our stock that would cause any of our income to be considered “related party rent” under Section 856(d)(2)(B) of the Code; and

•	any person from transferring shares of our common stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

If any transfer of shares of our stock occurs which, if effective, would result in any person beneficially or constructively owning shares of our stock in excess or in violation of the above transfer or ownership limitations (other than the 100 person limit), then that number of shares of our stock the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) shall be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the purported beneficial transferee shall not acquire any rights in such shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported record transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or as otherwise permitted by our board of directors, then our charter provides that the transfer of that number of shares that otherwise would cause a person to violate the ownership limits will be void. Any transfer that would cause the common stock to be beneficially owned by fewer than 100 persons shall be void ab initio.

Shares of our common stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our common stock at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the day of the event which resulted in the transfer of such shares of our common stock to the trust) and (2) the market price on the date we, or our designee, accepts such offer. We may reduce the amount payable to the purported record transferee by the amount of dividends and other distributions which have been paid to the purported record transferee and are owed by the purported record transferee to the trustee, as discussed above. We have the right to accept such offer until the trustee has sold the shares of our common stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported record transferee and any dividends or other distributions held by the trustee with respect to such common stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported record transferee an amount equal to the lesser of (1) the price paid by the purported record transferee for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the last reported sales price reported on the NYSE on the trading day immediately preceding the relevant date) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trust for the shares. The purported beneficial transferee or purported record transferee has no rights in the shares held by the trustee.

The trustee shall be designated by us and shall be unaffiliated with us and with any purported record transferee or purported beneficial transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares held in trust, and may also exercise all voting rights with respect to such shares.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee shall have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a purported record transferee prior to our discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

Any beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner must, on request, provide us with a completed questionnaire containing the information regarding their ownership of such shares, as set forth in the applicable Treasury Regulations. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our common stock and any person or entity (including the stockholder of record) who is holding shares of our common stock for a beneficial owner or constructive owner shall, on request, be required to disclose to us in writing such information as we may request in order to determine the effect, if any, of such stockholder’s actual and constructive ownership of shares of our common stock on our qualification as a REIT and to ensure compliance with the ownership limit, or as otherwise permitted by our board of directors.

All certificates representing shares of our common stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

DESCRIPTION OF PREFERRED STOCK

General

Our charter provides that we may issue up to 50,000,000 shares of preferred stock, $0.01 par value per share. On March 22, 2010, we had no outstanding series of preferred stock. Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without stockholder approval.

The following description of the preferred stock sets forth general terms and provisions of the preferred stock to which any prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws and any applicable articles supplementary to the charter designating terms of a series of preferred stock. The issuance of preferred stock could adversely affect the voting power, dividend rights and other rights of holders of common stock. Although our board of directors does not have this intention at this present time, it could establish another series of preferred stock, that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common stock or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred stock will provide us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Terms

Subject to the limitations prescribed by our charter, our board of directors is authorized to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series of preferred stock previously authorized by our board of directors. Prior to issuance of shares of each class or series of preferred stock, our board of directors is required by the MGCL and our charter to fix the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series.

Reference is made to the prospectus supplement relating to the series of preferred stock offered thereby for the specific terms thereof, including:

•	The title and par value of the preferred stock;

•	The number of shares of the preferred stock, the liquidation preference per share of the preferred stock and the offering price of the preferred stock;

•	The dividend rate(s), period(s) and/or payment day(s) or method(s) of calculation thereof applicable to the preferred stock;

•	The date from which dividends on the preferred stock shall accumulate, if applicable;

•	The procedures for any auction and remarketing, if any, for the preferred stock;

•	The provision for a sinking fund, if any, for the preferred stock;

•	The provision for redemption, if applicable, of the preferred stock;

•	Any listing of the preferred stock on any securities exchange;

•	The terms and conditions, if applicable, upon which the preferred stock may or will be convertible into our common stock, including the conversion price or manner of calculation thereof;

•	The relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•	Any limitations on direct or beneficial ownership and restrictions on transfer;

•	A discussion of U.S. federal income tax considerations applicable to the preferred stock; and

•	Any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:

(a) senior to all classes or series of common stock and to all equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred stock;

(b) on a parity with all equity securities issued by us other than those referred to in clauses (a) and (c); and

(c) junior to all equity securities issued by us which the terms of the preferred stock provide will rank senior to it. The term “equity securities” does not include convertible debt securities.

Dividends

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will have the rights with respect to payment of dividends set forth below.

Holders of the preferred stock of each series will be entitled to receive, when, as and if authorized by our board of directors and declared by us, out of our assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of directors.

Dividends on any series of preferred stock may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred stock for which dividends are non-cumulative, then the holders of this series of preferred stock will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on this series of preferred stock are declared payable on any future dividend payment date.

If preferred stock of any series is outstanding, no full dividends will be declared or paid or set apart for payment on any of our stock of any other series ranking, as to dividends, on a parity with or junior to the preferred stock of this series for any period unless:

•	if this series of preferred stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment for all past dividend periods; or

•	if this series of preferred stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for the payment on the preferred stock of this series.

When dividends are not paid in full or a sum sufficient for the full payment is not so set apart upon preferred stock of any series and the shares of any other series of preferred stock ranking on a parity as to dividends with the preferred stock of this series, all dividends declared upon the preferred stock of this series and any other series of preferred stock ranking on a parity as to dividends with the preferred stock shall be declared pro rata so that the amount of dividends declared per share of preferred stock of this series and the other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred stock of this series and the other series of preferred stock, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend, bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on preferred stock of this series which may be in arrears.

Except as provided in the immediately preceding paragraph, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, or (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of this series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends, other than in shares of common stock or other stock ranking junior to the preferred stock of this series as to dividends and upon liquidation, shall be declared or paid or set aside for payment or other distribution shall be declared or made upon the common stock, or any of our other stock ranking junior to or on a parity with the preferred stock of this series as to dividends or upon liquidation, nor shall any shares of common stock, or any other of our capital stock ranking junior to or on a parity with the preferred stock of this series as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration or any moneys be paid to or made available for a sinking fund for the redemption of any of the shares by us except:

•	by conversion into or exchange for other shares of our stock ranking junior to the preferred stock of this series as to dividends and upon liquidation; or

•	redemptions for the purpose of preserving our qualification as a REIT.

Redemption

If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.

The prospectus supplement relating to a series of preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that shall be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon which shall not, if the preferred stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement.

Notwithstanding the foregoing, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on all shares of any series of preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, or (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of any series of preferred stock shall be redeemed unless all outstanding preferred stock of this series is simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of this series to preserve our REIT qualification or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of this series. In addition, unless (a) if this series of preferred stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods, or (b) if this series of preferred stock does not have a cumulative dividend, full dividends on the preferred stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, we shall not purchase or otherwise acquire, directly or indirectly, any shares of preferred stock of this series except by conversion into or exchange for our capital stock ranking junior to the preferred stock of this series as to dividends and upon liquidation; provided, however, that the foregoing shall not prevent the purchase or acquisition of preferred stock of this series to preserve our REIT qualification or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding preferred stock of this series.

If fewer than all of the outstanding shares of preferred stock of any series are to be redeemed, the number of shares to be redeemed will be determined by us and the shares may be redeemed pro rata from the holders of record of the shares in proportion to the number of the shares held or for which redemption is requested by the holder, with adjustments to avoid redemption of fractional shares, or by lot in a manner determined by us.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of preferred stock of any series to be redeemed at the address shown on our share transfer books. Each notice shall state:

•	the redemption date;

•	the number of shares and series of the preferred stock to be redeemed;

•	the redemption price;

•	the place or places where certificates for the preferred stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and

•	the date upon which the holder’s conversion rights, if any, as to the shares shall terminate.

If fewer than all the shares of preferred stock of any series are to be redeemed, the notice mailed to each holder thereof shall also specify the number of shares of preferred stock to be redeemed from each holder. If notice of redemption of any preferred stock has been given and if the funds necessary for the redemption have been set aside by us in trust for the benefit of the holders of any preferred stock so called for redemption, then from and after the redemption date dividends will cease to accumulate on the preferred stock, and all rights of the holders of the preferred stock will terminate, except the right to receive the redemption price.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of our stock ranking junior to the preferred stock of this series in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of the preferred stock shall be entitled to receive out of our assets of our company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share that is set forth in the applicable prospectus supplement, plus an amount equal to all dividends accumulated and unpaid thereon, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no rights or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred stock of this series and the corresponding amounts payable on all shares of other classes or series of capital stock of our company ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other classes or series of capital stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Our consolidation or merger with or into any other entity, or the merger of another entity with or into our company, or a statutory share exchange by us, or the sale, lease or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of our company.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under Maryland law, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the preferred stock will not be added to our total liabilities.

Voting Rights

Holders of the preferred stock will not have any voting rights, except as set forth below or as indicated in the applicable prospectus supplement.

Whenever dividends on any series of preferred stock shall be in arrears for six or more quarterly periods, the holders of the preferred stock, voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of our company at a special meeting called by the holders of record of at least ten percent of any series of preferred stock so in arrears, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting until (a) if this series of preferred stock has a cumulative dividend, all dividends accumulated on these shares of preferred stock for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (b) if this series of preferred stock does not have a cumulative dividend, four quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In these cases, the entire board of directors will be increased by two directors.

Unless provided otherwise for any series of preferred stock, so long as any shares of the preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of this series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting with this series voting separately as a class:

(a) authorize or create, or increase the number of authorized or issued shares of, any class or series of stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, or reclassify any of our authorized stock into this series of preferred stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of this series of preferred stock; or

(b) amend, alter or repeal the provisions of the charter or the articles supplementary for this series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of this series of preferred stock;

provided, however, with respect to the occurrence of any of the events set forth in (b) above, so long as this series of preferred stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an event we may not be the surviving entity, the occurrence of any similar event shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of this series of preferred stock; and provided, further, that (x) any increase in the number of authorized shares of preferred stock or the creation or issuance of any other series of preferred stock, or (y) any increase in the number of authorized shares of this series of preferred stock or any other series of preferred stock, in each case ranking on a parity with or junior to the preferred stock of this series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our company, shall not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote or consent would otherwise be required shall be effected, all outstanding shares of this series of preferred stock shall have been converted, redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect the redemption.

Conversion Rights

The terms and conditions, if any, upon which any series of preferred stock is convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of our preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred stock.

Stockholder Liability

Maryland law provides that no stockholder, including holders of preferred stock, shall be personally liable for our acts and obligations and that our funds and property shall be the only recourse for these acts or obligations.

Restrictions on Ownership

In order for us to qualify as a REIT under the Code, our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). The charter contains restrictions on the ownership and transfer of shares of our stock, including preferred stock. The articles supplementary for each series of preferred stock may contain additional provisions restricting the ownership and transfer of the preferred stock. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred stock.

Registrar and Transfer Agent

The Registrar and Transfer Agent for the preferred stock is Continental Stock Trust & Transfer Company.

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. In the event such option is exercised, each of the depositary shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement, among our company, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement and the form of articles supplementary for the applicable series of preferred stock.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by our company for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with our company) that it is not feasible to make such distribution, in which case the depositary may (with the approval of our company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into excess stock.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of our company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the prospectus supplement.

Redemption

If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, upon payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between our company and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by our company upon not less than 30 days prior written notice to the applicable depositary if (i) such termination is necessary to preserve our qualification as a REIT or (ii) a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. We will agree that if the deposit agreement is terminated to preserve our qualification as a REIT, then we will use our best efforts to list the preferred stock issued upon surrender of the related depositary shares on a national securities exchange. In addition, the deposit agreement will automatically terminate if (i) all outstanding depositary shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of our company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (iii) each share of the related preferred stock shall have been converted into stock of our company not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid.

Miscellaneous

The depositary will forward to the holders of depositary receipts all reports and communications from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from us which are received by the depositary as the holder of preferred stock.

Neither the depositary nor our company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor our company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of our company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. Our company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and our company, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from our company.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

U.S. Federal Income Tax Consequences

Owners of depositary shares will be treated for U.S. federal income tax purposes as if they were owners of the preferred stock represented by such depositary shares. Accordingly, such owners will be entitled to take into account, for U.S. federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred stock. In addition, (i) no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock by an owner of depositary shares, (ii) the tax basis of each share of preferred stock to a withdrawing owner of depositary shares will, upon such withdrawal, be the same as the aggregate tax basis of the depositary shares in respect thereof, and (iii) the holding period for preferred stock in the hands of a withdrawing owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock or depositary shares and may issue warrants independently or together with common stock, preferred stock, depositary shares or attached to or separate from such securities. We will issue each series of warrants under a separate warrant agreement between us and a bank or trust company as warrant agent, as specified in the applicable prospectus supplement.

The warrant agent will act solely as our agent in connection with the warrants and will not act for or on behalf of warrant holders. The following sets forth certain general terms and provisions of the warrants that may be offered under this registration statement. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the type and number of securities purchasable upon exercise of such warrants;

•	the designation and terms of the other securities, if any, with which such warrants are issued and the number of such warrants issued with each such offered security;

•	the date, if any, on and after which such warrants and the related securities will be separately transferable;

•	the price at which each security purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the minimum or maximum amount of such warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	any anti-dilution protection;

•	a discussion of certain U.S. federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the transferability, exercise and exchange of such warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise or to any dividend payments or voting rights as to which holders of the shares of common stock or preferred stock purchasable upon such exercise may be entitled.

Each warrant will entitle the holder to purchase for cash such number of shares of common stock or preferred stock, at such exercise price as shall, in each case, be set forth in, or be determinable as set forth in, the applicable prospectus supplement relating to the warrants offered thereby. Unless otherwise specified in the applicable prospectus supplement, warrants may be exercised at any time up to 5:00 p.m. New York City time on the expiration date set forth in applicable prospectus supplement. After 5:00 p.m. New York City time on the expiration date, unexercised warrants will be void.

Warrants may be exercised as set forth in the applicable prospectus supplement relating to the warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants are presented by such warrant certificate of exercise, a new warrant certificate will be issued for the remaining amount of warrants.

DESCRIPTION OF RIGHTS

We may issue rights to our stockholders for the purchase of shares of common stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent, all as set forth in the prospectus supplement relating to the particular issue of rights. The rights agent will act solely as our agent in connection with the certificates relating to the rights of such series and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The rights agreement and the rights certificates relating to each series of rights will be filed with the SEC and incorporated by reference as an exhibit to the Registration Statement of which this prospectus is a part.

The applicable prospectus supplement will describe the terms of the rights to be issued, including the following, where applicable:

•	the date for determining the stockholders entitled to the rights distribution;

•	the aggregate number of shares of common stock purchasable upon exercise of such rights and the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which such rights may be transferable separately;

•	the date on which the right to exercise such rights shall commence and the date on which such right shall expire;

•	any special U.S. federal income tax consequences; and

•	any other terms of such rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of such rights.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company will not be less than the minimum number permitted under the Maryland General Corporations Law, or the MGCL, and, unless our bylaws are amended, not more than 15 and may be increased or decreased pursuant to our bylaws by a vote of the majority of our entire board of directors. Subject to the rights of holders of one or more classes or series of preferred stock, any vacancy may be filled, at any regular meeting or at any special meeting called for that purpose, only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Pursuant to our charter and bylaws, each of our directors is elected by our common stockholders entitled to vote to serve until the next annual meeting and until his/her successor is duly elected and qualifies. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock entitled to vote will be able to elect all of our directors.

Removal of Directors

Our charter provides that a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes of common stockholders entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (i.e., any person who beneficially owns 10% or more of the voting power of the corporation’s shares or an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation, or an affiliate of such an interested stockholder) are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has by resolution exempted James W. Cogdell, his affiliates and associates and all persons acting in concert with the foregoing and Frank C. Spencer, his affiliates and associates and all persons acting in concert with the foregoing, from these provisions of the MGCL and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between us and any person described above. As a result, any person described above may be able to enter into business combinations with us that may not be in the best interests of our stockholders without compliance by our company with the supermajority vote requirements and the other provisions of the statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-tenth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from (opting out of) the control share acquisition statute any acquisition by any person of shares of our stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five of the following provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special meeting of stockholders.

Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (1) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the board, which removal shall only be allowed for cause, (2) vest in the board the exclusive power to fix the number of directorships and (3) require, unless called by the Chairman of our board of directors, our president, our chief executive officer or our board of directors, the written request of the stockholders entitled to cast not less than 35% of all votes entitled to be cast at such meeting to call a special meeting. We have not elected to create a classified board; however, our board may elect to do so in the future without stockholder approval.

Charter Amendments and Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter generally provides that charter amendments requiring stockholder approval must be declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, our charter’s provisions regarding removal of directors and stock ownership restrictions may be amended only if such amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast not less than two-thirds of all the votes entitled to be cast on the matter. In addition, we generally may not merge with or into another company, sell all or substantially all of our assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless such transaction is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. However, because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without any vote of the corporation’s stockholders.

Bylaw Amendments

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Advance Notice of Director Nominations and New Business

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time of provision of the stockholders’ notice and at the time of the meeting, is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of provision of the stockholders’ notice and at the time of the meeting, is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of our Charter and Bylaws

Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders, including business combination provisions, supermajority vote and cause requirements for removal of directors, the power of our board to issue additional shares of capital stock, ability of our board to create a classified board, the restrictions on ownership and transfer of our shares of capital stock and advance notice requirements for director nominations and stockholder proposals. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the MGCL were rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Our charter and bylaws and the partnership agreement of our operating partnership provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time, and Delaware law, as applicable.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

The MGCL requires a corporation (unless its charter provides otherwise, which our company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith; or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

The partnership agreement provides that our wholly owned business trust subsidiary, the general partner, and our and its officers and directors are indemnified to the fullest extent permitted by applicable law. See “Cogdell Spencer LP Partnership Agreement — Management Liability and Indemnification.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

COGDELL SPENCER LP PARTNERSHIP AGREEMENT

The following is a summary of the material terms of the partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” For the purposes of this section, references to the “general partner” refer to CS Business Trust I, our wholly owned Maryland business trust subsidiary.

General Management

Our operating partnership is a Delaware limited partnership that was formed on July 18, 2005. Our wholly owned business trust subsidiary is the sole general partner of our operating partnership. Pursuant to the partnership agreement, through the sole general partner of our operating partnership, we have, subject to certain protective rights of limited partners described below, full, exclusive and complete responsibility and discretion in the management and control of our operating partnership, including the ability to cause the partnership to enter into certain major transactions including a merger of our operating partnership or a sale of substantially all of the assets of our operating partnership. The limited partners have no power to remove the general partner without the general partner’s consent.

Our company is under no obligation to give priority to the separate interests of the limited partners or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions. If there is a conflict between the interests of our stockholders on one hand and the limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our stockholders or the limited partners. We are not liable under the partnership agreement to our operating partnership or to any partner for monetary damages for losses sustained, liabilities incurred, or benefits not derived by limited partners in connection with such decisions, provided that we have acted in good faith.

All of our business activities, including all activities pertaining to the acquisition and operation of properties, must be conducted through our operating partnership, and our operating partnership must be operated in a manner that will enable us to satisfy the requirements for qualification as a REIT.

Management Liability and Indemnification

Neither we nor the general partner of our operating partnership, nor our directors and officers or its trustees and officers are liable to our operating partnership for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, so long as such person acted in good faith. The partnership agreement provides for indemnification of us, our affiliates and each of our respective trustees, officers, directors, employees and any persons we may designate from time to time in our sole and absolute discretion to the fullest extent permitted by applicable law against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, provided that our operating partnership will not indemnify such person, for (1) willful misconduct or a knowing violation of the law, (2) any transaction for which such person received an improper personal benefit in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful, as set forth in the partnership agreement (subject to the exceptions described below under “— Fiduciary Responsibilities”).

Fiduciary Responsibilities

Our directors and officers have duties under applicable Maryland law to manage us in a manner consistent with the best interests of our stockholders. At the same time, the general partner of our operating partnership has fiduciary duties to manage our operating partnership in a manner beneficial to our operating partnership and its partners. Our duties, through the general partner, to our operating partnership and its limited partners, therefore, may come into conflict with the duties of our directors and officers to our stockholders. We will be under no obligation to give priority to the separate interests of the limited partners of our operating partnership or our stockholders in deciding whether to cause our operating partnership to take or decline to take any actions.

The limited partners of our operating partnership expressly acknowledged that through our wholly owned Maryland business trust, which is the general partner of our operating partnership, we are acting for the benefit of our operating partnership, the limited partners and our stockholders collectively.

Distributions

The partnership agreement provides that holders of OP units and LTIP units are entitled to receive quarterly distributions of available cash (1) first, with respect to any OP units and LTIP units that are entitled to any preference in accordance with the rights of such OP unit or LTIP unit (and, within such class, pro rata according to their respective percentage interests) and (2) second, with respect to any OP units and LTIP units that are not entitled to any preference in distribution, in accordance with the rights of such class of OP unit or LTIP units (and, within such class, pro rata in accordance with their respective percentage interests).

Allocations of Net Income and Net Loss

Net income and net loss of our operating partnership are determined and allocated with respect to each fiscal year of our operating partnership as of the end of the year. Except as otherwise provided in the partnership agreement, an allocation of a share of net income or net loss is treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing net income or net loss. Except as otherwise provided in the partnership agreement, net income and net loss are allocated to the holders of OP units or LTIP units holding the same class of OP units or LTIP units in accordance with their respective percentage interests in the class at the end of each fiscal year. In particular, upon the occurrence of certain specified events, our operating partnership will revalue its assets and any net increase in valuation will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit or LTIP units holders. The partnership agreement contains provisions for special allocations intended to comply with certain regulatory requirements, including the requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. Except as otherwise provided in the partnership agreement, for U.S. federal income tax purposes under the Code and the Treasury Regulations, each operating partnership item of income, gain, loss and deduction is allocated among the limited partners of our operating partnership in the same manner as its correlative item of book income, gain, loss or deduction is allocated pursuant to the partnership agreement. In addition, under Section 704(c) of the Code, items of income, gain, loss and deduction with respect to appreciated or depreciated property which is contributed to a partnership, such as our operating partnership, in a tax-free transaction must be specially allocated among the partners in such a manner so as to take into account such variation between tax basis and fair market value. Our operating partnership will allocate tax items to the holders of OP units or LTIP units taking into consideration the requirements of Section 704(c). See “U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships — Tax Allocations with Respect to Partnership Properties.”

Redemption Rights

After the first anniversary of becoming a holder of OP units (including any LTIP units that are converted into OP units), each limited partner of our operating partnership, other than CS Business Trust II, will have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the OP units held by such limited partner in exchange for a cash amount equal to the number of tendered OP units multiplied by the price of a share of our common stock, unless the terms of such OP units or a separate agreement entered into between our operating partnership and the holder of such OP units provide that they are not entitled to a right of redemption. On or before the close of business on the fifth business day after we receive a notice of redemption, we may, in our sole and absolute discretion, but subject to the restrictions on the ownership of our common stock imposed under our charter and the transfer restrictions and other limitations thereof, elect to acquire some or all of the tendered OP units from the tendering partner in exchange for shares of our common stock, based on an exchange ratio of one share of our common stock for each OP unit (subject to antidilution adjustments provided in the partnership agreement). It is our current intention to exercise this right in connection with any redemption of OP units.

Transferability of OP Units; Extraordinary Transactions

The general partner of our operating partnership will not be able to voluntarily withdraw from our operating partnership or transfer or assign its interest in our operating partnership, including our limited partner interest without the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by us or our subsidiaries), unless the transfer is made in connection with any merger or sale of all or substantially all of the assets or stock of our company. In addition, subject to certain limited exceptions, the general partner will not engage in any merger, consolidation or other combination, or sale of substantially all of our assets, in a transaction which results in a change of control of our operating partnership unless:

•	we receive the consent of limited partners holding more than 50% of the partnership interests of the limited partners (other than those held by our company or its subsidiaries); or

•	as a result of such transaction all limited partners will receive for each partnership unit an amount of cash, securities or other property equal in value to the greatest amount of cash, securities or other property paid in the transaction to a holder of one share of our common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of our common stock, each holder of partnership units shall be given the option to exchange its partnership units for the greatest amount of cash, securities or other property that a limited partner would have received had it (1) exercised its redemption right (described above) and (2) sold, tendered or exchanged pursuant to the offer, the shares of our common stock received upon exercise of the redemption right immediately prior to the expiration of the offer.

Our operating partnership may also merge with or into or consolidate with another entity without the consent of the limited partners if immediately after such merger or consolidation (1) substantially all of the assets of the successor or surviving entity, other than partnership units held by us, are contributed, directly or indirectly, to the partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets so contributed as determined by the survivor in good faith and (2) the survivor expressly agrees to assume all of the general partner’s obligations under the partnership agreement and the partnership agreement shall be amended after any such merger or consolidation so as to arrive at a new method of calculating the amounts payable upon exercise of the redemption right that approximates the existing method for such calculation as closely as reasonably possible.

We also may (1) transfer all or any portion of our directly or indirectly held general partnership interest to (A) a wholly owned subsidiary or (B) a parent company, and following such transfer may withdraw as the general partner and (2) engage in a transaction required by law or by the rules of any national securities exchange on which our common stock is listed.

Issuance of Our Stock

Pursuant to the partnership agreement, upon the issuance of our stock other than in connection with a redemption of OP units, we will generally be obligated to contribute or cause to be contributed the cash proceeds or other consideration received from the issuance to our operating partnership in exchange for, in the case of common stock, OP units, or in the case of an issuance of preferred stock, preferred OP units with designations, preferences and other rights, terms and provisions that are substantially the same as the designations, preferences and other rights, terms and provisions of the preferred stock.

Tax Matters

Pursuant to the partnership agreement, the general partner is the tax matters partner of our operating partnership. Accordingly, through our role as the parent of our wholly owned Maryland business trust, the general partner of our operating partnership, we have the authority to handle tax audits and to make tax elections under the Code, in each case, on behalf of our operating partnership.

Term

The term of our operating partnership commenced on July 18, 2005 and will continue until December 31, 2104, unless earlier terminated in the following circumstances:

•	a final and nonappealable judgment is entered by a court of competent jurisdiction ruling that the general partner is bankrupt or insolvent, or a final and nonappealable order for relief is entered by a court with appropriate jurisdiction against the general partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless, prior to the entry of such order or judgment, a majority in interest of the remaining outside limited partners agree in writing, in their sole and absolute discretion, to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such order or judgment, of a successor general partner;

•	an election to dissolve our operating partnership made by the general partner in its sole and absolute discretion, with or without the consent of a majority in interest of the outside limited partners;

•	entry of a decree of judicial dissolution of our operating partnership pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act;

•	the occurrence of any sale or other disposition of all or substantially all of the assets of our operating partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of our operating partnership;

•	the redemption (or acquisition by the general partner) of all OP units that the general partner has authorized other than those held by the general partner and CS Business Trust II; or

•	the incapacity or withdrawal of the general partner, unless all of the remaining partners in their sole and absolute discretion agree in writing to continue the business of the operating partnership and to the appointment, effective as of a date prior to the date of such incapacity, of a substitute general partner.

Amendments to the Partnership Agreement

Amendments to the partnership agreement may only be proposed by the general partner. Generally, the partnership agreement may be amended with the general partner’s approval and the approval of the limited partners holding a majority of all outstanding limited partner units (excluding limited partner units held by us or our subsidiaries). Certain amendments that would, among other things, have the following effects, must be approved by each partner adversely affected thereby:

•	convert a limited partner’s interest into a general partner’s interest (except as a result of the general partner acquiring such interest); or

•	modify the limited liability of a limited partner.

Notwithstanding the foregoing, we will have the power, without the consent of the limited partners, to amend the partnership agreement as may be required to:

•	add to our obligations or surrender any right or power granted to us or any of our affiliates for the benefit of the limited partners;

•	reflect the admission, substitution, or withdrawal of partners or the termination of our operating partnership in accordance with the partnership agreement and to amend the list of OP unit and LTIP unit holders in connection with such admission, substitution or withdrawal;

•	reflect a change that is of an inconsequential nature and does not adversely affect the limited partners in any material respect, or to cure any ambiguity, correct or supplement any provision in the partnership agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the partnership agreement that will not be inconsistent with law or with the provisions of the partnership agreement;

•	satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

•	set forth and reflect in the partnership agreement the designations, rights, powers, duties and preferences of the holders of any additional partnership units issued pursuant to the partnership agreement;

•	reflect such changes as are reasonably necessary for us to maintain or restore our qualification as a REIT or to satisfy the REIT requirements or to reflect the transfer of all or any part of a partnership interest among us, the general partner, CS Business Trust II and any qualified REIT subsidiary;

•	to modify the manner in which capital accounts are computed (but only to the extent set forth in the partnership agreement by the Code or applicable income tax regulations under the Code); and

•	issue additional partnership interests.

Certain provisions affecting our rights and duties as general partner, either directly or indirectly (e.g., restrictions relating to certain extraordinary transactions involving us or the operating partnership) may not be amended without the approval of a majority of the limited partnership units (excluding limited partnership units held by us).

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to our qualification and taxation as a REIT and the acquisition, holding, and disposition of our common stock. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “the company,” “we,” “our” and “us” mean only Cogdell Spencer Inc. and not its subsidiaries or other lower-tier entities or predecessor, except as otherwise indicated. You are urged to both review the following discussion and to consult your tax advisor to determine the effect of ownership and disposition of our shares on your individual tax situation, including any state, local or non-U.S. tax consequences.

This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, or the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this summary. This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular stockholder in light of its investment or tax circumstances, or to stockholders subject to special tax rules, such as:

•	expatriates;

•	persons who mark-to-market our common stock;

•	subchapter S corporations;

•	U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar;

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	trusts and estates;

•	holders who receive our common stock through the exercise of employee stock options or otherwise as compensation;

•	persons holding our common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

•	persons subject to the alternative minimum tax provisions of the Code;

•	persons holding their interest through a partnership or similar pass-through entity;

•	persons holding a 10% or more (by vote or value) beneficial interest in us;

and, except to the extent discussed below:

•	tax-exempt organizations; and

•	non-U.S. stockholders (as defined below).

This summary assumes that stockholders will hold our common stock as capital assets, which generally means as property held for investment.

THE U.S. FEDERAL INCOME TAX TREATMENT OF HOLDERS OF OUR COMMON STOCK DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK TO ANY PARTICULAR STOCKHOLDER WILL DEPEND ON THE STOCKHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF OUR COMMON STOCK.

Taxation of the Company

We elected to be taxed as a REIT under the Code, commencing with our taxable year ended December 31, 2005. We believe that we are organized and will operate in a manner that will allow us to qualify for taxation as a REIT under the Code commencing with our taxable year ended December 31, 2005, and we intend to continue to be organized and to operate in such a manner.

The law firm of Clifford Chance US LLP has acted as our counsel in connection with the offering. We have received the opinion of Clifford Chance US LLP to the effect that, commencing with our taxable year ended December 31, 2005, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Clifford Chance US LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus, and is conditioned upon factual representations and covenants made by our management and affiliated entities regarding our organization, assets, and present and future conduct of our business operations, and assumes that such representations and covenants are accurate and complete and that we will take no action inconsistent with our qualification as a REIT. While we believe that we are organized and intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Clifford Chance US LLP or us that we will so qualify for any particular year. Clifford Chance US LLP will have no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Qualification and taxation as a REIT depends on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by Clifford Chance US LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets directly or indirectly owned by us. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “— Requirements for Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification as a REIT, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”

Provided that we qualify as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. Rather, income generated by a REIT generally is taxed only at the stockholder level upon a distribution of dividends by the REIT.

For tax years through 2010, stockholders who are individual U.S. stockholders (as defined below) are generally taxed on corporate dividends at a maximum rate of 15% (the same as capital gains), thereby substantially reducing, though not completely eliminating, the double taxation that has historically applied to corporate dividends. With limited exceptions, however, dividends received by individual U.S. stockholders from us or from other entities that are taxed as REITs will continue to be taxed at rates applicable to ordinary income, which will be as high as 35% through 2010.

Net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to the stockholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “— Taxation of Stockholders.”

If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at regular corporate rates on any undistributed income, including undistributed net capital gains.

•	We may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or leasehold as “foreclosure property,” we may thereby avoid (1) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), and (2) the inclusion of any income from such property not qualifying for purposes of the REIT gross income tests discussed below, but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate (currently 35%).

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the greater of (A) the amount by which we fail the 75% gross income test or (B) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to satisfy any of the REIT asset tests, as described below, by larger than a de minimis amount, but our failure is due to reasonable cause and not due to willful negligence and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or 35% of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the asset tests.

•	If we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause and not due to willful negligence, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any undistributed taxable income from prior periods, or the “required distribution,” we will be subject to a 4% excise tax on the excess of the required distribution over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior years), plus (B) retained amounts on which U.S. federal income tax is paid at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “— Requirements for Qualification — General.”

•	A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between us, our tenants and/or our taxable REIT subsidiaries (“TRSs”) if and to the extent that the IRS successfully adjusts the reported amounts of these items.

•	If we acquire appreciated assets from a C corporation (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of such assets during the ten-year period following their acquisition from the C corporation. The results described in this paragraph assume that the non-REIT corporation will not elect in lieu of this treatment to be subject to an immediate tax when the asset is acquired by us.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a stockholder would include its proportionate share of our undistributed long-term capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholders’ basis in our common stock.

•	We may have subsidiaries or own interests in other lower-tier entities that are C corporations, including our TRSs, the earnings of which would be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state, local, and foreign income, franchise property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification — General

The Code defines a REIT as a corporation, trust or association:

(1) that is managed by one or more trustees or directors;

(2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3) that would be taxable as a domestic corporation but for the special Code provisions applicable to REITs;

(4) that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

(5) the beneficial ownership of which is held by 100 or more persons;

(6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, applying attribution rules of the Code by five or fewer “individuals” (as defined in the Code to include specified entities);

(7) which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(8) that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) do not need to be satisfied for the first taxable year for which an election to become a REIT has been made. Our charter provides restrictions regarding the ownership and transfer of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes, but does not include a qualified pension plan or profit sharing trust.

To monitor compliance with the share ownership requirements, we are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain percentages of our stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). A list of those persons failing or refusing to comply with this demand must be maintained as part of our records. Failure by us to comply with these record-keeping requirements could subject us to monetary penalties. If we satisfy these requirements and have no reason to know that condition (6) is not satisfied, we will be deemed to have satisfied such condition. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and other information.

To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We do not believe that we have any non-REIT earnings and profits and our taxable year is the calendar year, therefore we believe that we satisfy both these requirements.

Effect of Subsidiary Entities

Ownership of Partnership Interests.  In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s gross income based on its proportionate share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs, as described below. However, for purposes of the 10% value test only, the determination of a REIT’s interest in partnership assets will be based on the REIT’s proportionate interest in any securities issued by the partnership, excluding, for these purposes, certain excluded securities as described in the Code. In addition, the assets and gross income of the partnership generally are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share, based upon our percentage capital interest, of the assets and items of income of partnerships in which we own an equity interest (including our interest in our operating partnership and its equity interests in lower-tier partnerships), is treated as our assets and items of income for purposes of applying the REIT requirements described below. Consequently, to the extent that we directly or indirectly hold a preferred or other equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership. A summary of certain rules governing the U.S. federal income taxation of partnerships and their partners is provided below in “— Tax Aspects of Investments in Partnerships.”

Disregarded Subsidiaries.  If a REIT owns a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT, including for purposes of the gross income and asset tests applicable to REITs as summarized below. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. Single member limited liability companies that are wholly owned by a REIT are also generally disregarded subsidiaries for U.S. federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”

In the event that a disregarded subsidiary ceases to be wholly owned by us — for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of us — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income tests applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another entity. See “— Asset Tests” and “— Gross Income Tests.”

Taxable Subsidiaries.  A REIT, generally may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, such an entity would generally be subject to corporate U.S. federal, state, local and income and franchise tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate, and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a REIT does not include the assets and income of such subsidiary corporations in determining the REIT’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or foreign currency gains).

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, if a TRS has a debt to equity ratio as of the close of the taxable year exceeding 1.5 to 1, it may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

Rents we receive that include amounts for services furnished by a TRS to any of our tenants will not be subject to the excise tax if such amounts qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where (1) amounts are excluded from the definition of impermissible tenants service income as a result of satisfying a 1% de minimis exception; (2) a TRS renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable; (3) rents paid to us by tenants that are not receiving services from the TRS are substantially comparable to the rents by our tenants leasing comparable space that are receiving such services from the TRS and the charge for the services is separately stated; or (4) the TRS’s gross income from the service is not less than 150% of the TRS’s direct cost of furnishing the service.

Our TRSs will perform certain activities that we are not permitted to perform as a REIT, including managing properties owned by third parties. We have jointly elected with each of Cogdell Spencer TRS Holdings, LLC, Cogdell Spencer Advisors, LLC, Consera Healthcare Real Estate, LLC, MEA Holdings, Inc., Erdman, MEA1, Inc., Cogdell Spencer Management Company and Erdman Purchasing Group, LLC to treat such entity as a TRS.

Gross Income Tests

In order to qualify as a REIT, we annually must satisfy two gross income tests. First, at least 75% of our gross income for each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as income from certain kinds of temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging and foreign currency transactions, must be derived from sources of income that qualify under the 75% income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

Rents received by us will qualify as “rents from real property” in satisfying the 75% gross income test described above, only if several conditions are met, including the following. The rent must not be based in whole or in part on the income or profits of any person. However, an amount will not be excluded from rents from real property solely by being based on a fixed percentage or percentages of receipts or sales or if it is based on the net income or profits of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the sublessees would qualify as rents from real property, if earned directly by us. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent that is attributable to the personal property will not qualify as rents from real property unless it constitutes 15% or less of the total rent received under the lease. Moreover, for rents received to qualify as rents from real property, we generally must not operate or manage the property or furnish or render certain services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from which we derive no income, or through a TRS, as discussed below. We are permitted, however, to perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide non-customary services to tenants of our properties if the gross income from such services does not exceed 1% of the total gross income from the property. In such a case, only the amounts for non-customary services are not treated as rents from real property and the provision of the services does not disqualify the rents from treatment as rents from real property. For purposes of this test, the gross income received from such non-customary services is deemed to be at least 150% of the direct cost of providing the services. Moreover, we are permitted to provide services to tenants through a TRS without disqualifying the rental income received from tenants as rents from real property. Also, rental income will qualify as rents from real property only to the extent that we do not directly or indirectly (through application of certain constructive ownership rules) own, (1) in the case of any tenant which is a corporation, stock possessing 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of shares of all classes of stock of such tenant, or (2) in the case of any tenant which is not a corporation, an interest of 10% or more in the assets or net profits of such tenant. However, rental payments from a TRS will qualify as rents from real property even if we own more than 10% of the total value or combined voting power of the TRS if (1) at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space, or (2) the property leased is a “qualified lodging facility” or a “qualified health care property” as those terms are defined in Section 856 of the Code, and certain other conditions are met.

Unless we determine that the resulting nonqualifying income under any of the following situations, taken together with all other nonqualifying income earned by us in the taxable year, will not jeopardize our qualification as a REIT, we do not intend to:

•	charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage or percentages of receipts or sales, as described above;

•	rent any property to a related party tenant, including a TRS, unless the rent from the lease to the TRS would qualify for the special exception from the related party tenant rule applicable to certain leases with a TRS;

•	derive rental income attributable to personal property other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease; or

•	directly perform services considered to be noncustomary or rendered to the occupant of the property.

We may indirectly receive distributions from our TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions will be classified as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends received by us from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other property, and our income from the loan will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property or is undersecured, the income that it generates may nonetheless also qualify for purposes of the 95% gross income test.

To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan, income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for the year if we are entitled to relief under applicable provisions of the Code. These relief provisions will generally be available if the failure of our company to meet these tests was due to reasonable cause and not due to willful neglect and, following the identification of such failure, we set forth a description of each item of our gross income that satisfies the gross income tests in a schedule for the taxable year filed in accordance with regulations prescribed by the Treasury. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above under “— Taxation of REITs in General,” even where these relief provisions apply, a tax would be imposed upon the profit attributable to the amount by which we fail to satisfy the particular gross income test.

Asset Tests

At the close of each calendar quarter we must also satisfy four tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other REITs, and certain kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

Second, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets (unless the issuer is a TRS). Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value, unless the issuer is a TRS or other rules apply. Fourth, the aggregate value of all securities of TRSs held by us may not exceed 25% (20% for our taxable year ended on or prior to December 31, 2008) of the value of our total assets.

The 5% and 10% asset tests do not apply to securities of TRSs, qualified REIT subsidiaries or securities that are “real estate assets” for purposes of the 75% gross asset test described above. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code including, but not limited to, any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of applying the 10% value test to securities issued by the partnership; (2) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or another excluded security) will not be considered a security issued by the partnership to the extent of the REIT’s interest as a partner in the partnership. In general, straight debt is defined as a written, unconditional promise to pay on demand or at a specific date a fixed principal amount, and the interest rate and payment dates on the debt must not be contingent on profits or the discretion of the debtor. In addition, straight debt may not contain a convertibility feature.

In connection with our acquisition of Erdman, we acquired a new TRS, MEA Holdings, Inc. While we believe we have properly valued the securities we hold in MEA Holdings, Inc., and all of our TRSs, there is no guarantee that the IRS would agree with such valuation or that a court would agree with such determination by the IRS. In the event we have improperly valued the securities we hold in MEA Holdings, Inc., we may fail to satisfy the asset test limitation which may result in our failure to qualify as a REIT.

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy the asset tests because we acquire securities during a quarter, we can cure this failure by disposing of a sufficient amount of the non-qualifying assets within 30 days after the close of that quarter. If we fail the 5% asset test or the 10% asset test at the end of any quarter, and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally, within six months after the last day of the quarter in which our identification of the failure to satisfy those asset tests occurred) to cure the violation, provided that the non-permitted assets do not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or our failure of the 5% and 10% asset tests is in excess of this amount, as long as the failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the thirty day cure period, by taking steps including the disposition of sufficient assets to meet the asset tests (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), and paying a tax equal to the greater of $50,000 per failure or 35% (the current highest applicable corporate tax rate) of the net income generated by the nonqualifying assets during the period in which we failed to satisfy the relevant asset test.

We believe that our holdings of securities and other assets will comply with the foregoing REIT asset requirements, and we intend to monitor compliance with such tests on an ongoing basis. However, the values of some of our assets, including the securities of our TRSs, may not be precisely valued, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets do not meet the requirements of the REIT asset tests.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

(1) the sum of:

•	90% of our “REIT taxable income” (computed without regard to our deduction for dividends paid and our net capital gains), and

•	90% of the net income, if any (after tax), from foreclosure property (as described below), minus

(2) the sum of specified items of non-cash income that exceeds a percentage of our income.

These distributions must be paid in the taxable year to which they relate, or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month, and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by our stockholders on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year provided we pay such distribution with or before our first regular dividend payment after such declaration, and such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement, and to provide a tax deduction to us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class, and is in accordance with the preferences among our different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our net taxable income, we will be subject to tax at ordinary corporate tax rates on the retained portion. In addition, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we would elect to have our stockholders include their proportionate share of such undistributed long-term capital gains in their income and receive a corresponding credit for their proportionate share of the tax paid by us. Our stockholders would then increase their adjusted basis in our stock by the difference between the amount included in their long-term capital gains and the tax deemed paid with respect to their shares.

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, other than the capital gain net income which we elect to retain and pay tax on for that year, and (3) any undistributed taxable income from prior periods, we will be subject to a 4% nondeductible excise tax on the excess of such amount over the sum of (A) the amounts actually distributed (taking into account excess distributions from prior periods) and (B) the amounts of income retained on which we have paid corporate income tax. We intend to make timely distributions so that we are not subject to the 4% excise tax.

It is possible that we, from time to time, may not have sufficient cash to meet the REIT distribution requirements due to timing differences between (1) the actual receipt of cash, including the receipt of distributions from our pass-through subsidiaries and (2) the inclusion of items in income by us for U.S. federal income tax purposes. Additional potential sources of non-cash taxable income include loans or mortgage-backed securities held by us as assets that are issued at a discount and require the accrual of taxable interest income in advance of our receipt in cash, loans on which the borrower is permitted to defer cash payments of interest and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current interest payments in cash. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary to arrange for short- term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property, including potentially, our stock.

To satisfy the distribution requirement and to prevent the imposition of entity level tax on any retained net income, from time to time, we may declare taxable dividends payable in cash or our common stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be limited to 10% or more of the aggregate amount of such dividend. Under IRS Revenue Procedure 2010-12, such dividends, to the extent made with respect to any of our taxable years ending on or before December 31, 2011, will satisfy the REIT requirements if up to 90% of the taxable dividend is payable in our shares and other requirements are met. In such case, for U.S. federal income tax purposes, the amount of the dividend paid in stock would be equal to the amount of cash that could have been received instead of stock.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing our REIT qualification or being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest and a penalty based on the amount of any deduction taken for deficiency dividends.

Failure to Qualify

In the event we violate a provision of the Code that would result in our failure to qualify as a REIT, specified relief provisions will be available to us to avoid such disqualification if (1) the violation is due to reasonable cause and not due to willful neglect, (2) we pay a penalty of $50,000 for each failure to satisfy the provision and (3) the violation does not include a violation under the gross income or asset tests described above (for which other specified relief provisions are available). This cure provision reduces the instances that could lead to our disqualification as a REIT for violations due to reasonable cause and not due to willful neglect. If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions of the Code do not apply, we will be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to our stockholders in any year in which we are not a REIT will not be deductible by us, nor will they be required to be made. In this situation, to the extent of current and accumulated earnings and profits, and, subject to limitations of the Code, distributions to our stockholders through 2010 will generally be taxable to stockholders who are individual U.S. stockholders at a maximum rate of 15%, and dividends received by our corporate U.S. stockholders may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following a year during which qualification was lost. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.

Prohibited Transactions

Net income derived from a prohibited transactions (including certain foreign currency gain) is subject to a 100% tax. The term “prohibited transactions” generally includes a sale or other disposition of property (other than foreclosure property) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of owning and operating properties and to make sales of properties that are consistent with our investment objectives. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business,” however, depends on the specific facts and circumstances. No assurance can be given that any particular property in which we hold a direct or indirect interest will not be treated as property held for sale to customers, or that certain safe-harbor provisions of the Code discussed below that prevent such treatment will apply. The 100% tax will not apply to gains from the sale of property held through a TRS or other taxable corporation, although such income will be subject to tax at regular corporate income tax rates.

The Code provides a safe harbor that, if met, allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, among other things, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income) and (ii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year.

Foreclosure Property

Foreclosure property is real property (including interests in real property) and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was made, entered into or acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes an election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property and certain foreign currency gain attributable to foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property primarily for sale to customers in the ordinary course of a trade or business.

Hedging Transactions

We may enter into hedging transactions with respect to one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including interest rate swaps or cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by Treasury Regulations, any income from a hedging transaction we enter into the normal course of our trade or business (1) primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred by us to acquire or own real estate assets, which is clearly identified as such before the close of the day on which it was acquired, originated or entered into, and (2) for hedging transactions entered into after July 30, 2008, primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into, including gain from the disposition of such a transaction, will not constitute gross income for purposes of the 75% (to the extent such transaction is entered into after July 30, 2008) or 95% gross income test (income from hedging transactions entered into on or before July 30, 2008 generally will constitute non-qualifying gross income for purposes of the 75% income test). To the extent we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our ability to qualify as a REIT.

Foreign Investments

To the extent that we hold or acquire any investments and, accordingly, pay taxes in foreign countries, taxes paid by us in foreign jurisdictions may not be passed through to, or used by, our stockholders as a foreign tax credit or otherwise. Foreign investments may also generate foreign currency gains and losses. Foreign currency gains are generally treated as income that does not qualify under the 75% or 95% gross income tests. However, in general, if foreign currency gain is recognized after July 30, 2008 with respect to income which otherwise qualifies for purposes of the 75% or 95% gross income test, then such foreign currency gain will not constitute gross income for purposes of the 75% or 95% gross income tests, respectively. No assurance can be given that any foreign currency gains recognized by us directly or through pass through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

Tax Aspects of Investments in Partnerships

General

We may hold investments through entities that are classified as partnerships for U.S. federal income tax purposes, including our interest in our operating partnership and the equity interests in lower-tier partnerships. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are subject to tax on these items without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of these partnership items for purposes of the various REIT income tests, based on our capital interest in such partnership, and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by subsidiary partnerships, based on our capital interest in such partnerships (other than for purposes of the 10% value test, for which the determination of our interest in partnership assets will be based on our proportionate interest in any securities issued by the partnership excluding, for these purposes, certain excluded securities as described in the Code). Consequently, to the extent that we hold an equity interest in a partnership, the partnership’s assets and operations may affect our ability to qualify as a REIT, even though we may have no control, or only limited influence, over the partnership.

Entity Classification

The investment by us in partnerships involves special tax considerations, including the possibility of a challenge by the IRS of the status of any of our subsidiary partnerships as a partnership, as opposed to an association taxable as a corporation, for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and, therefore, could be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of our gross income would change and could preclude us from satisfying the REIT asset tests (particularly the tests generally preventing a REIT from owning more than 10% of the voting securities, or more than 10% of the value of the securities, of a corporation) or the gross income tests as discussed in “— Taxation of the Company — Asset Tests” and “— Gross Income Tests” above, and in turn could prevent us from qualifying as a REIT. See “— Taxation of the Company — Failure to Qualify,” above, for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, any change in the status of any of our subsidiary partnerships for tax purposes might be treated as a taxable event, in which case we could have taxable income that is subject to the REIT distribution requirements without receiving any cash.

Tax Allocations with Respect to Partnership Properties

The partnership agreement of our operating partnership generally provides that items of operating income and loss will be allocated to the holders of units in proportion to the number of units held by each holder. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our operating partnership’s allocations of income and loss are intended to comply with the requirements of Section 704(b) of the Code of the Treasury Regulations promulgated under this section of the Code.

Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value, or book value, of the contributed property and the adjusted tax basis of such property at the time of the contribution (a “book-tax difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect partnership capital accounts or other economic or legal arrangements among the partners.

In connection with our formation, appreciated property was acquired by our operating partnership in exchange for interests in our operating partnership. The partnership agreement requires that allocations with respect to such acquired property be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of allocating book-tax differences. We and our operating partnership have agreed to use the “traditional method” for accounting for book-tax differences for the properties acquired by our operating partnership during our formation. Under the traditional method, which is the least favorable method from our perspective, the carryover basis of the acquired properties in the hands of our operating partnership (1) may cause us to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to us if all of the acquired properties were to have a tax basis equal to their fair market value at the time of acquisition and (2) in the event of a sale of such properties, could cause us to be allocated gain in excess of our corresponding economic or book gain (or taxable loss that is less than our economic or book loss), with a corresponding benefit to the partners transferring such properties to our operating partnership for interests in our operating partnership. Therefore, the use of the traditional method could result in our having taxable income that is in excess of our economic or book income as well as our cash distributions from our operating partnership, which might adversely affect our ability to comply with the REIT distribution requirements or result in our stockholders recognizing additional dividend income without an increase in distributions.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

This section summarizes the taxation of U.S. stockholders that are not tax-exempt organizations. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our stock by the partnership.

Distributions.  Provided that we qualify as a REIT, distributions made to our taxable U.S. stockholders out of our current and accumulated earnings and profits, and not designated as capital gain dividends, will generally be taken into account by them as ordinary dividend income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred stock, if any, and then to our common stock. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates applicable to individual U.S. stockholders who receive dividends from taxable subchapter C corporations.

In addition, distributions from us that are designated as capital gain dividends will be taxed to U.S. stockholders as long-term capital gains, to the extent that they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. stockholder has held its stock. To the extent that we elect under the applicable provisions of the Code to retain our net capital gains, U.S. stockholders will be treated as having received, for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit for taxes paid by us on such retained capital gains. U.S. stockholders will increase their adjusted tax basis in our common stock by the difference between their allocable share of such retained capital gain and their share of the tax paid by us. Corporate U.S. stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at maximum U.S. federal rates of 15% (through 2010) in the case of U.S. stockholders who are individuals, and 35% for corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for individual U.S. stockholders who are individuals, to the extent of previously claimed depreciation deductions. Because many of our assets were contributed to us in carryover basis transactions at the time of our formation, we may recognize capital gain on the sale of assets that is attributable to gain that was inherent in the asset at the time of such asset’s acquisition by our operating partnership.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted tax basis of the U.S. stockholder’s shares in respect of which the distributions were made, but rather will reduce the adjusted tax basis of these shares. To the extent that such distributions exceed the adjusted tax basis of an individual U.S. stockholder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by us in October, November or December of any year and payable to a U.S. stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that the dividend is actually paid by us before the end of January of the following calendar year.

With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. stockholders as net capital gain, provided that the U.S. stockholder has held the common stock with respect to which the distribution is made for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which such common stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1) the qualified dividend income received by us during such taxable year from C corporations (including our TRSs);

(2) the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

(3) the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a domestic C corporation, such as our TRSs, and specified holding period and other requirements are met.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “— Taxation of the Company — Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor do they affect the character of any distributions that are actually made by us, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Dispositions of Our Common Stock.  In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted tax basis will equal the U.S. stockholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns of capital. In general, capital gains recognized by individuals and other non-corporate

U.S. stockholders upon the sale or disposition of shares of our common stock will be subject to a maximum U.S. federal income tax rate of 15% for taxable years through 2010, if our common stock is held for more than 12 months, and will be taxed at ordinary income rates (of up to 35% through 2010) if our common stock is held for 12 months or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, whether or not classified as long-term capital gains. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate holders) to a portion of capital gain realized by a non-corporate holder on the sale of REIT stock that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Holders are advised to consult their tax advisors with respect to their capital gain tax liability. Capital losses recognized by a U.S. stockholder upon the disposition of our common stock held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the U.S. stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our common stock by a U.S. stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from us that were required to be treated by the U.S. stockholder as long-term capital gain.

If a U.S. stockholder recognizes a loss upon a subsequent disposition of our common stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transactions to the IRS. While these regulations are directed towards “tax shelters,” they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. Significant penalties apply for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including our advisors) might be subject to disclosure or other requirements pursuant to these regulations. In addition, all or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of our common stock or preferred stock may be disallowed if the U.S. shareholder repurchases our common stock or preferred stock within 30 days before or after the disposition.

As discussed above in “— Annual Distribution Requirements”, we may satisfy our distribution requirements by declaring a taxable stock dividend. If we were to make such a taxable distribution of shares of our stock, stockholders would be required to include the full amount of such distribution into income. As a result, a stockholder may be required to pay tax with respect to such dividends in excess of cash received. Accordingly, stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a stockholder sells the shares it receives as a dividend in order to pay such tax, the sale proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of shares of our stock at the time of sale. Moreover, in the case of a taxable distribution of shares of our stock with respect to which any withholding tax is imposed on a stockholder, we may have to withhold or dispose of part of the shares in such distribution and use such withheld shares or the proceeds of such disposition to satisfy the withholding tax imposed.

Passive Activity Losses and Investment Interest Limitations

Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income or UBTI. The IRS has ruled that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt U.S. stockholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our common stock is not otherwise used in an unrelated trade or business, distributions from us and income from the sale of our common stock generally should not give rise to UBTI to a tax-exempt U.S. stockholder.

Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, which generally will require them to characterize distributions from us as UBTI.

In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under section 501(a) of the Code, and (3) that owns more than 10% of our stock could be required to treat a percentage of the dividends from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (1) either (A) one pension trust owns more than 25% of the value of our stock, or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of such stock and (2) we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities). Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock, or us from becoming a pension-held REIT.

Tax-exempt U.S. stockholders are urged to consult their tax advisor regarding the U.S. federal, state, local and foreign tax consequences of the acquisition, ownership and disposition of our stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders. For purposes of this summary, a non-U.S. stockholder is a beneficial owner of our common stock that is not a U.S. stockholder. The discussion is based on current law and is for general information only. It addresses only selective and not all aspects of U.S. federal income taxation. Non-U.S. stockholders should consult with their tax advisors to determine the impact of U.S. federal, state, local and foreign income tax laws with regard to an investment in our stock, including any reporting requirements.

Ordinary Dividends.  The portion of dividends received by non-U.S. stockholders payable out of our earnings and profits that are not attributable to gains from sales or exchanges of U.S. real property interests and which are not effectively connected with a U.S. trade or business of the non-U.S. stockholder generally will be treated as ordinary income and will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable income tax treaty. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our common stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends, and may also be subject to the 30% branch profits tax on the income after the application of the income tax in the case of a non-U.S. stockholder that is a corporation.

Non-Dividend Distributions.  Unless (1) our common stock constitutes a U.S. real property interest (“USRPI”), or (2) either (A) the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (B) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions by us which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our company’s common stock constitutes a USRPI, as described below, distributions by us in excess of the sum of our earnings and profits plus the non-U.S. stockholder’s adjusted tax basis in our common stock will be taxed under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 10% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.

Capital Gain Dividends.  Under FIRPTA, a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs held by us directly or through pass-through subsidiaries (“USRPI capital gains”), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends to the extent the dividends constitute USRPI capital gains. This amount is creditable against the non-U.S. stockholder’s FIRPTA tax liability. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead, any capital gain dividend will be treated as a distribution subject to the rules discussed above under “— Taxation of Non-U.S. Stockholders — Ordinary Dividends.” Also, the branch profits tax will not apply to such a distribution. A distribution is not a USRPI capital gain if we held the underlying asset solely as a creditor, although the holding of a shared appreciation mortgage loan would not be solely as a creditor. Capital gain dividends received by a non-U.S. stockholder from a REIT that are not USRPI capital gains are generally not subject to U.S. federal income or withholding tax, unless either (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain) or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year).

Dispositions of Our Common Stock.  Unless our common stock constitutes a USRPI, a sale of the stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA.

The stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. However, we expect that more than 50% of our assets will consist of interests in real property located in the United States.

Nonetheless, common stock nonetheless will not constitute a USRPI if we are a “domestically controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its outstanding stock is held directly or indirectly by non-U.S. stockholders. We believe we are, and we expect to continue to be, a domestically controlled REIT and, therefore, the sale of our common stock should not be subject to taxation under FIRPTA. Because our stock will be publicly-traded, however, no assurance can be given that we will be, or that if we are, that we will remain a domestically controlled REIT.

In the event that we do not constitute a domestically controlled REIT, a non-U.S. stockholder’s sale of our common stock nonetheless will generally not be subject to tax under FIRPTA as a sale of a USRPI, provided that (1) our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and (2) the selling non-U.S. stockholder owned, actually or constructively, 5% or less of our outstanding common stock at all times during a specified testing period.

If gain on the sale of our common stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Backup Withholding and Information Reporting

We will report to our U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. stockholder may be subject to backup withholding at the current rate of 28% with respect to dividends paid unless the holder is (1) a corporation or comes within other exempt categories and, when required, demonstrates this fact or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. stockholder that does not provide a correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. stockholder who fails to certify their non-foreign status.

We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

Payment of the proceeds of a sale of our common stock within the United States is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain United States related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

New Legislation Relating to Foreign Accounts

Newly enacted legislation may impose withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. Under this legislation, the failure to comply with additional certification, information reporting and other specified requirements could result in withholding tax being imposed on payments of dividends and sales proceeds to U.S. stockholders (as defined in the Registration Statement) who own shares of our common stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders. The legislation imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a foreign entity other than a financial institution, unless (i) the foreign financial institution undertakes certain diligence and reporting obligations or (ii) the foreign entity that is not a financial institution either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner. If the payee is a foreign financial institution, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. The legislation would apply to payments made after December 31, 2012. Prospective investors should consult their tax advisors regarding this legislation.

State, Local and Foreign Taxes

We and our subsidiaries and stockholders may be subject to state, local and foreign taxation in various jurisdictions, including those in which they or we transact business, own property or reside. We own interests in properties located in a number of jurisdictions, and we may be required to file tax returns and pay taxes in certain of those jurisdictions. The state, local or foreign tax treatment of our company and our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes incurred by us would not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective stockholders should consult their tax advisor regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, the U.S. federal income tax laws applicable to us and our stockholders may be enacted. Changes to the U.S. federal tax laws and interpretations of U.S. federal tax laws could adversely affect an investment in our common stock.

BOOK-ENTRY SECURITIES

We may issue the securities offered by means of this prospectus in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. If securities are issued in book entry form, they will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. The Depository Trust Company is expected to serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be transferred except as a whole by the depository for the global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee of such depository to a successor depository or a nominee of such successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the following provisions will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by such global security to the accounts of persons that have accounts with such depository, who are called “participants.” Such accounts shall be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository’s participants or persons that may hold interests through such participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by such global security for all purposes under the applicable Indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing such securities. None of us, our officers and board members or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of such securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such securities as shown on the records of such depository or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of such series in exchange for the global security representing such series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to such securities, determine not to have any securities of such series represented by one or more global securities and, in such event, will issue individual securities of such series in exchange for the global security or securities representing such series of securities.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them or may sell the securities to investors directly or through agents. Any underwriter or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. Underwriters and agents in any distribution contemplated hereby, including but not limited to at-the-market equity offerings, may from time to time be designated on terms to be set forth in the applicable prospectus supplement. Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at the market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on the New York Stock Exchange, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

Underwriters may offer and sell the securities at a fixed price or prices, which may be changed related to the prevailing market prices at the time of sale or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the securities upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended, or the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us and our operating partnership, to indemnification against and contribution toward civil liabilities, including liabilities under the Securities Act.

Any securities issued hereunder (other than common stock) will be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold by us or the operating partnership for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. We cannot assure you as to the liquidity of the trading market for any such securities.

The underwriters and their affiliates may be customers of, engage in transactions with and perform services for us and the operating partnership and its subsidiaries in the ordinary course of business.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Clifford Chance US LLP. In addition, the description of U.S. federal income tax consequences contained in the section of the prospectus entitled “U.S. Federal Income Tax Considerations” is based on the opinion of Clifford Chance US LLP. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering. As to certain matters of Maryland law, Clifford Chance US LLP may rely on the opinion of Venable LLP, Baltimore, Maryland.

EXPERTS

The financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of our internal control over financial reporting as of December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which report related to the financial statements and the related financial statement schedule expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its method of accounting for noncontrolling interests on January 1, 2009, and retrospectively adjusting all periods presented in the consolidated financial statements), which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. We maintain a website at www.cogdell.com. The information on our website is not, and you must not consider the information to be, a part of this prospectus. Our securities are listed on the NYSE and all such material filed by us with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information concerning us and the securities, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference herein is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us, our business and our finances.

Document	Period

Annual Report on Form 10-K (File No. 001-32649)	Year ended December 31, 2009

Document	Filed

Definitive Proxy Statement on Schedule 14A (File No. 001-32649)	March 19, 2010

Document	Filed

Description of our common stock contained in our Registration Statement on Form 8-A (File No. 001-32649)	October 18, 2005

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the end of any offering of securities made under this prospectus will also be considered to be incorporated by reference.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests should be addressed to Cogdell Spencer Inc., 4401 Barclay Downs Drive, Suite 300, Charlotte, North Carolina, 28209, Telephone: (704) 940-2900.

          Shares

       % Series A Cumulative Redeemable Perpetual Preferred Stock
(Liquidation Preference $25 Per Share)

PROSPECTUS SUPPLEMENT

December   , 2010

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